Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
among:
EBAY INC.,
a Delaware corporation;
GIBRALTAR ACQUISITION CORP.,
a Delaware corporation; and
GSI COMMERCE, INC.,
a Delaware corporation
Dated as of March 27, 2011

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Table of Contents
(Continued)

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Table of Contents
(Continued)

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Exhibits
Exhibit A — Certain Definitions
Schedules
Company Disclosure Schedule

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of March 27, 2011, by and among: EBAY INC., a Delaware corporation (“Parent”); GIBRALTAR ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and GSI COMMERCE, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
Recitals
A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.
B. The board of directors of the Company (the “Company Board”) has formed a special committee of the Company Board (the “Special Committee”) for the purpose of, among other things, evaluating and making a recommendation to the Company Board with respect to what actions should be taken regarding any business combination, including with respect to this Agreement and the Merger.
C. The Company Board has, acting upon the unanimous recommendation of the Special Committee, and on the terms and subject to the conditions set forth herein, unanimously: (a) approved this Agreement and the Merger; (b) determined that the Merger is fair to and in the best interests of the Company and its stockholders; (c) approved and declared advisable this Agreement and the Merger; and (d) resolved to recommend that the Company’s stockholders adopt this Agreement. As used in this Agreement, the term “unanimous” shall refer to the vote of all members of the Company Board, with the exception of the two directors who have recused themselves from voting on the Merger;
D. The respective boards of directors of Parent and Merger Sub have approved this Agreement and the Merger.
E. In order to induce Parent to enter into this Agreement and cause the Merger to be consummated, certain stockholders of the Company are executing voting and support agreements in favor of Parent concurrently with the execution and delivery of this Agreement (the “Support Agreements”).
Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:
Section 1.Description of Transaction
1.1. Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).
1.2. Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3. Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Dewey & LeBoeuf LLP, 1950 University Avenue, Suite 500, East Palo Alto, California, at 8:00 a.m. (California time) on a date to be designated by Parent, which shall be no later than the fifth business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than the conditions set forth in Sections 6.4 and 7.3, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions). The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company in connection with the Closing and, concurrently with or as soon as practicable following the Closing, filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such certificate of merger with the consent of Parent (the time as of which the Merger becomes effective being referred to as the “Effective Time”).
1.4. Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:
(a) the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety pursuant to the Merger at the Effective Time or immediately thereafter to conform to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “GSI COMMERCE, INC.”;
(b) the Bylaws of the Surviving Corporation shall be amended and restated at the Effective Time or immediately thereafter to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and
(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.
1.5. Conversion of Shares.
(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:
(i) any shares of Company Common Stock held by the Company or any wholly-owned Subsidiary of the Company (or held in the Company’s treasury) (together with any associated Rights, as defined in Section 2.3(c)) immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;
(ii) any shares of Company Common Stock held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time (together with any associated Rights) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;
(iii) except as provided in clauses “(i)” and “(ii)” of this Section 1.5(a) and subject to Sections 1.5(b), 1.5(c), 1.7 and 1.8, each share of Company Common Stock outstanding immediately prior to the Effective Time (together with any associated Rights) shall be converted into the right to receive $29.25 in cash (the “Per Share Merger Consideration”), without interest; and

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(iv) each share of the common stock, $0.001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.
(b) If, during the period commencing on the date of this Agreement and ending at the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company during such period, or a record date with respect to any such event shall occur during such period, then the consideration to be delivered in respect of shares of Company Common Stock pursuant to Section 1.5(a)(iii) shall be adjusted to the extent appropriate.
(c) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with the Company or under which the Company has any rights, then (except to the extent provided in any binding agreement between the Company and the holder thereof and except to the extent Parent otherwise elects), the Merger Consideration delivered in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition and need not be paid until such time as such repurchase option, risk of forfeiture or other condition lapses or otherwise terminates (whether under the Company award agreement or Company Employee Agreement). The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other Contract.
1.6. Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Paying Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.
1.7. Exchange of Certificates.
(a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company to act as paying agent in the Merger (the “Paying Agent”). Promptly after the Effective Time, Parent shall cause to be deposited with the Paying Agent cash sufficient to make payments of the cash consideration payable pursuant to Section 1.5 (the “Payment Fund”). The Payment Fund shall be invested by the Payment Agent as directed by Parent.

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(b) Promptly after the Effective Time, the Paying Agent will mail to the Persons who were record holders of Company Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Paying Agent or, in the case of Book Entry Shares, upon adherence to the procedures set forth in the letter of transmittal); and (ii) instructions for use in effecting the surrender of Company Stock Certificates and Book Entry Shares in exchange for Merger Consideration. Exchange of any Book Entry Shares shall be effected in accordance with the Paying Agent’s customary procedures with respect to securities represented by book entry. Upon surrender of a Company Stock Certificate or Book Entry Share to the Paying Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent or Parent: (A) the holder of such Company Stock Certificate or Book Entry Share shall be entitled to receive in exchange therefor the cash consideration that such holder has the right to receive pursuant to the provisions of Section 1.5, in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Company Stock Certificate; and (B) the Company Stock Certificate or Book Entry Share so surrendered shall be canceled. In the event of a transfer of ownership of any shares of Company Common Stock which are not registered in the transfer records of the Company, payment of Merger Consideration may be made to a Person other than the holder in whose name the Company Stock Certificate or Book Entry Share formerly representing such shares is registered if (1) any such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and (2) such holder shall have paid any fiduciary or surety bonds and any transfer or other similar Taxes required by reason of the payment of such Merger Consideration to a Person other than such holder (or shall have established to the reasonable satisfaction of Parent that such bonds and Taxes have been paid or are not applicable). Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate or Book Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration as contemplated by Section 1.5. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent or the Paying Agent may, in its discretion and as a condition precedent to the delivery of any Merger Consideration with respect to the shares of Company Common Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent or the Paying Agent may direct) as indemnity against any claim that may be made against the Paying Agent, Parent, Merger Sub or the Surviving Corporation with respect to such Company Stock Certificate. No interest shall be paid or will accrue on any cash payable to holders of Company Stock Certificates or Book Entry Shares pursuant to the provisions of this Section 1.7.
(c) Any portion of the Payment Fund that remains undistributed to holders of Company Stock Certificates as of the date that is 180 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates or Book Entry Shares who have not theretofore surrendered their Company Stock Certificates or Book Entry Shares in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Merger Consideration.
(d) Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock or a Company Equity Award such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
(e) If any Company Stock Certificate or Book Entry Share has not been surrendered by the earlier of: (i) the fifth anniversary of the date on which the Merger becomes effective; or (ii) the date immediately prior to the date on which the cash amount that such Company Stock Certificate or Book Entry Share represents the right to receive would otherwise escheat to or become the property of any Governmental Body, then such cash amount shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.

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(f) None of Parent, the Surviving Corporation and the Paying Agent shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any Merger Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.
1.8. Dissenting Shares.
(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a proper demand for appraisal of such shares of Company Common Stock in accordance with Section 262 of the DGCL and who has otherwise complied with all applicable provisions of Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.5, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.
(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then such shares shall be deemed automatically to have been converted into, as of the Effective Time, and to represent only, the right to receive Merger Consideration in accordance with Section 1.5, without interest thereon, upon surrender of the Company Stock Certificate representing such shares.
(c) The Company shall give Parent: (i) prompt notice of any demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal or attempted withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not voluntarily make any payment or settlement offer or settle any such demands or approve any withdrawal of such demands prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its prior written consent to such payment, settlement offer, settlement or withdrawal.
1.9. Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.
Section 2.Representations and Warranties of the Company
The Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Section 2 is subject to: (a) subject to Section 9.6, the exceptions and disclosures set forth in the Company Disclosure Schedule and (b) disclosure in any Company SEC Document filed before the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and predictive or forward-looking in nature)):

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2.1. Subsidiaries; Due Organization; Qualification to do Business.
(a) The Company has no Subsidiaries, except for the corporations identified in Exhibit 21.1 of the Company’s Annual Report on Form 10-K for the year ended January 1, 2011 (the “Company Subsidiaries”); and neither the Company nor any of the Company Subsidiaries: (i) owns any share capital of, or any equity interest of any nature in, any other Entity, other than the Company Subsidiaries or (ii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any material future investment in or material capital contribution to any other Entity.
(b) Each of the Acquired Corporations is duly organized, validly existing and is in good standing (or equivalent status) under the laws of the jurisdiction of its formation and has all requisite power and authority to: (i) conduct its business in the manner in which its business is currently being conducted and (ii) own and use its assets in the manner in which its assets are currently owned and used, except, in the case of clauses “(i)” and “(ii)” of this sentence, as would not have and would not reasonably be expected to have or result, individually or in the aggregate, in a Company Material Adverse Effect.
(c) Each of the Acquired Corporations (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified or in good standing would not have and would not reasonably be expected to have or result, individually or in the aggregate, in a Company Material Adverse Effect.
2.2. Certificate of Incorporation and Bylaws.
(a) The Company has Made Available to Parent accurate and complete copies of the Certificate of Incorporation and Bylaws of the Company.
(b) The Company has Made Available to Parent accurate and complete copies of the organizational documents of each other Acquired Corporation, including all amendments thereto. The Company has Made Available to Parent accurate and complete copies of: (i) the charters of all committees of the Company Board; and (ii) any code of conduct, investment policy, whistleblower policy, disclosure committee policy or similar policy adopted by any of the Acquired Corporations or by the board of directors (or similar body), or any committee of the board of directors (or similar body), of any of the Acquired Corporations.
2.3. Capitalization; Rights to Acquire Stock.
(a) The authorized share capital of the Company consists of: (i) 180,000,000 shares of Company Common Stock, par value $0.01 per share, of which 72,208,579 shares have been issued and were outstanding as of March 25, 2011; and (ii) 5,000,000 shares of Company Preferred Stock, par value $0.01, of which no shares were issued or are outstanding. No shares of Company Common Stock have been issued by the Company during the period commencing on March 25, 2011 and ending on the date of this Agreement. The Company holds 8,922 shares of its capital stock in its treasury as of the date of this Agreement. As of March 25, 2011: (A) 1,410,376 shares of Company Common Stock were subject to issuance pursuant to Company Options; (B) 4,276,885 shares of Company Common Stock are reserved for future issuance pursuant to Company Stock-Based Awards; (C) 6,156,495 shares of Company Common Stock are reserved for future issuance pursuant to the Convertible Debt; and (D) 12,500 shares of Company Common Stock are reserved for future issuance pursuant to the Warrant.

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(b) All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Part 2.3(b)(i) of the Company Disclosure Schedule, none of the Acquired Corporations holds any Company Common Stock or any rights to acquire Company Common Stock, other than the Company Common Stock held in the Company’s treasury. None of the outstanding shares of Company Common Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of any of the Acquired Corporations. Except as set forth in Part 2.3(b)(ii) of the Company Disclosure Schedule, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other equity securities.
(c) As of the date of this Agreement, 5,000 shares of Company Preferred Stock, designated as Series A Junior Participating Preferred Stock, are reserved for future issuance upon exercise of the rights (the “Rights”) issued pursuant to the Rights Agreement dated as of April 3, 2006, between the Company and American Stock Transfer and Trust Company, as Rights Agent (the “Company Rights Agreement”). As of the date of this Agreement, 2,870,121 shares of Company Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Company Equity Plans. Part 2.3(c) of the Company Disclosure Schedule accurately sets forth the following information with respect to each Company Equity Award outstanding as of the date of this Agreement: (i) the particular Company Equity Plan (if any) pursuant to which such Company Equity Award was granted; (ii) the name of the holder of such Company Equity Award; (iii) the number of shares of Company Common Stock subject to such Company Equity Award; (iv) the exercise price (if any) of such Company Equity Award; (v) the date on which such Company Equity Award was granted; (vi) the date on which such Company Equity Award expires; (vii) if such Company Equity Award is a Company Option, whether it is an “incentive stock option” (as defined in the Code) or a non-qualified stock option; (viii) if such Company Equity Award is a Company Stock-Based Award, whether such Company Stock-Based Award is a restricted stock unit or a restricted stock award; (ix) if such Company Equity Award is a Company Stock-Based Award in the form of restricted stock units, the dates on which shares of Company Common Stock are scheduled to be delivered, if different from the applicable vesting schedule; and (x) whether the vesting of such Company Equity Award would be accelerated, in whole or in part, as a result of the Merger, alone or in combination with any termination of employment or other event relating to employment and resulting from the Merger. The Company has Made Available to Parent accurate and complete copies of: (A) each Company Equity Plan; (B) each other equity plan pursuant to which any of the Acquired Corporations has ever granted stock options, restricted stock units or restricted stock awards to the extent that any such equity awards remain outstanding thereunder; (C) each equity plan under which any Entity has granted stock options, restricted stock units or restricted stock awards that were ever assumed by any of the Acquired Corporations to the extent that any equity awards remain outstanding thereunder; and (D) the current Company forms of all stock option, restricted stock unit or restricted stock award agreements evidencing such stock options, restricted stock units or restricted stock awards that may be granted under the Company’s 2010 Equity Incentive Plan. All shares of Company Common Stock subject to issuance under each Company Equity Plan, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Since January 1, 2009, no Company Options have been granted with an exercise price that is less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option. All grants of Company Equity Awards were recorded on the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Documents, in accordance with GAAP to the extent that such Company Equity Awards were granted prior to the date of such financial statements. With respect to each Company Equity Award outstanding as of the date of this Agreement, the applicable vesting schedule has been Made Available to Parent.

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(d) Except for the Convertible Debt, there are no bonds, debentures, notes or other indebtedness of the Company issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote.
(e) Except as set forth in Part 2.3(c) or Part 2.3(e) of the Company Disclosure Schedule (with respect to the aggregate data therein) and except for the Warrant, as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any share capital or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any share capital or other securities of any of the Acquired Corporations; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any share capital or any other securities, except for the Company Rights Agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights or equity based awards with respect to any of the Acquired Corporations other than as set forth in Part 2.3(e) of the Company Disclosure Schedule.
(f) All outstanding shares of Company Common Stock, all outstanding Company Equity Awards and all outstanding shares of capital stock and other securities of the Acquired Corporations have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable Legal Requirements and with all material requirements set forth in applicable Contracts.
(g) All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights and are owned beneficially and of record by the Company, free and clear of any Encumbrances, other than restrictions on transfer imposed by applicable securities laws, or as set forth in Part 2.3(g) of the Company Disclosure Schedule.
2.4. SEC Filings; Financial Statements.
(a) The Company has Made Available to Parent accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with, and all Company Certifications (as defined below) filed or furnished by the Company with or to, the SEC since January 1, 2007, including all amendments thereto (collectively, the “Company SEC Documents”). Since January 1, 2007, all statements, reports, schedules, forms and other documents required to have been filed or furnished by the Company with or to the SEC have been so filed or furnished on a timely basis. None of the Company’s Subsidiaries is required to file or furnish any documents with or to the SEC. As of the time it was filed with or furnished to the SEC (or, if amended prior to the date of this Agreement, as of the date of such amendment): (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act (as the case may be) and any rules and regulations promulgated thereunder applicable to the company SEC Documents; and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements relating to the Company SEC Documents required by: (A) Rule 13a-14 or 15d-15 of the Exchange Act or (B) Section 302 or 906 of the Sarbanes-Oxley Act) (collectively, the “Company Certifications”) is accurate and complete. Except as set forth in Part 2.4(a) of the Company Disclosure Schedule, neither the Company nor, to the knowledge of the Company, any of its executive officers has received written notice from any Governmental Body challenging or questioning the accuracy, completeness, form or manner of filing of any Company Certifications.

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(b) Except as set forth in Part 2.4(b) of the Company Disclosure Schedule, (i) the Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act and (ii) such disclosure controls and procedures are effective to ensure that all material information concerning the Company required to be disclosed in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of such reports. The Company has Made Available to Parent accurate and complete copies of all minutes from the meetings of the disclosure committee of the Company Board from January 1, 2007 through the date of this Agreement.
(c) The consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations, retained earnings (loss), changes in financial position and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby. No financial statements of any Person other than the Acquired Corporations are required by GAAP to be included in the consolidated financial statements of the Company.
(d) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended January 1, 2011, and such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of January 1, 2011.
(e) Except as set forth in Part 2.4(e)(i) of the Company Disclosure Schedule, since January 1, 2007, the Company’s principal executive officer and its principal financial officer (each as defined in the Sarbanes-Oxley Act) have disclosed to the Company’s auditors and the audit committee of the Company Board: (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information of the Acquired Corporations on a consolidated basis; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Acquired Corporations’ internal controls. Except as set forth in Part 2.4(e)(ii) of the Company Disclosure Schedule, since the enactment of the Sarbanes-Oxley Act, the Company has not made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Acquired Corporations.

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(f) None of the Acquired Corporations has effected, entered into or created any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K under the Exchange Act).
(g) Except as set forth in Part 2.4(g) of the Company Disclosure Schedule, as of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Documents.
(h) The Company is in compliance in all material respects with (i) the applicable rules and regulations of the NASDAQ Stock Market LLC, and (ii) the applicable listing requirements of the NASDAQ Global Select Market, and has not since January 1, 2007 received any notice asserting any material non-compliance with the rules and regulations of the NASDAQ Stock Market LLC or the listing requirements of the NASDAQ Global Select Market.
2.5. Absence of Changes. Except as set forth in Part 2.5 of the Company Disclosure Schedule, between January 1, 2011 and the date of this Agreement:
(a) there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, has had or would reasonably be expected to have or result in a Company Material Adverse Effect;
(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets or property leased, owned or otherwise used by any of the Acquired Corporations (whether or not covered by insurance) that are material to the Acquired Corporations, taken as a whole (it being understood that the representations and warranties contained in this Section 2.5(b) do not apply to Intellectual Property Rights or privacy law matters, which matters are addressed in the representations and warranties set forth in Section 2.9);
(c) none of the Acquired Corporations has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock or other securities except for dividends or distributions paid by a Subsidiary to the Company; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;
(d) none of the Acquired Corporations has sold, issued or granted, or authorized the issuance of: (i) any shares of capital stock or other security (except for Company Common Stock issued upon the valid exercise or vesting of outstanding Company Equity Awards or issued in connection with the acquisition of the Recently Acquired Entities); (ii) any option, warrant or right to acquire any shares of capital stock or any other security (except for Company Equity Awards identified in Part 2.3(c) of the Company Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any share capital or other security;
(e) the Company has not amended or waived any of its material rights or obligations under, or permitted the acceleration of vesting under: (i) any material provision of any of the Company Equity Plan; (ii) any provision of any Contract evidencing any outstanding Company Equity Award; (iii) any material restricted stock agreement; or (iv) any other material Contract evidencing or relating to any equity award (whether payable in cash or stock);

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(f) there has been no amendment to the Certificate of Incorporation or Bylaws of the Company, and none of the Acquired Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split, issuance of bonus shares or similar transaction except for transactions relating to the acquisition of the Recently Acquired Entities;
(g) except for activities associated with the integration of employees of Acquired Corporations (other than the Company) into the Company Employee Plans, none of the Acquired Corporations has: (i) adopted, established or entered into any Company Employee Plan or Company Employee Agreement other than in the ordinary course of business; (ii) except as set forth in Part 2.5(g)(ii) of the Company Disclosure Schedule, caused or permitted any Company Employee Plan to be amended in a manner that would result in a material increase in the benefits to be paid or provided thereunder; or (iii) materially increased the amount of compensation or remuneration payable to any of its directors, officers or other employees at the level of Executive Vice President or above;
(h) none of the Acquired Corporations has waived any “standstill” provision;
(i) none of the Acquired Corporations has changed any of its methods of accounting or accounting practices in any material respect, except as required by concurrent changes in GAAP or SEC rules and regulations;
(j) none of the Acquired Corporations has made any material Tax election or asked for or received any ruling in respect of any material Tax from a Governmental Body, or entered into any Contract with any Governmental Body with respect to any material Tax;
(k) none of the Acquired Corporations has commenced or settled any material Legal Proceeding; and
(l) none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(k)” above.
2.6. Title to Assets. Except as would not have and would not reasonably be expected to have or result, individually or in the aggregate, in a Company Material Adverse Effect, the Acquired Corporations own, and have good and valid title to, all material assets purported to be owned by them, including all material assets reflected on the Audited Balance Sheet (except for assets sold or otherwise disposed of since the date of the Audited Balance Sheet) (it being understood that the representations and warranties contained in this Section 2.6 do not apply to ownership of, or Encumbrances with respect to, Intellectual Property Rights, which matters are addressed in the representations and warranties set forth in Section 2.9). To the Knowledge of the Company, all of said material assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for: (i) any lien for taxes, assessments or similar charges that are not yet due and payable or that are being contested in good faith; (ii) liens for which an adequate reserve for payment has been established on the Audited Balance Sheet; (iii) liens that have arisen in the ordinary course of business and that do not materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations, and (iv) liens described in Part 2.6(a) of the Company Disclosure Schedule. Except as set forth in Part 2.6(b) of the Company Disclosure Schedule, the Acquired Corporations are the lessees of, and, except as would not have and would not reasonably be expected to have a Company Material Adverse Effect, hold valid leasehold interests in, all material assets purported to have been leased by them, including all material assets reflected as leased on the Audited Balance Sheet (it being understood that the representations and warranties contained in this sentence do not apply to Intellectual Property Rights, which matters are addressed in the representations and warranties set forth in Section 2.9). There are no outstanding options or rights of first refusal to purchase any real property owned by the Acquired Corporations.

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2.7. Inventory. Except as set forth in Part 2.7 of the Company Disclosure Schedule, no Acquired Corporation owns, possesses or conducts any business that involves the ownership or possession of any inventory, or has any commitments to purchase any inventory, except for the inventory that is owned or possessed by, or that is used in the conduct of the businesses of, the Divested Businesses and commitments of such Divested Businesses.
2.8. [Reserved].
2.9. Intellectual Property.
(a) Part 2.9(a) of the Company Disclosure Schedule accurately identifies:
(i) in Part 2.9(a)(i) of the Company Disclosure Schedule: all patent and patent applications owned by or registered or filed in the name of any Acquired Corporation and all other material Company Registered IP (including the jurisdiction (where applicable) in which such Company Registered IP has been registered or filed); and
(ii) in Part 2.9(a)(ii) of the Company Disclosure Schedule: all Company Contracts pursuant to which an Acquired Corporation obtains a license or right to use (as a result of a covenant not to sue or not to assert infringement claims, or otherwise) any material Intellectual Property Rights used in the Company E-Commerce Platform (other than software license agreements for any third party software that is generally available to the public at a cost of less than U.S. $100,000 and that is not a material part of the Company E-Commerce Platform).
(b) The Company has Made Available to Parent an accurate and complete copy of each standard form of the following material Contracts currently used by any Acquired Corporation that are material to the Acquired Corporations taken as a whole: (i) Contracts pursuant to which any merchant, consumer or other Person uses Company Services; (ii) employee agreement containing any assignment or license of Intellectual Property Rights; (iii) consulting or independent contractor agreement containing any assignment or license of Intellectual Property Rights; and (iv) confidentiality or nondisclosure agreement.
(c) Except as set forth on Part 2.9(c) of the Company Disclosure Schedule, the Acquired Corporations solely own all right, title and interest to and in all material Company Owned IP free and clear of any Encumbrances (other than: (i) non-exclusive licenses granted by any Acquired Corporation in connection with the provision of Company Services in the ordinary course of business; and (ii) as would not, and would not reasonably be expected to, individually or in the aggregate, materially interfere with the use of such Company Owned IP in providing any Company Services). Without limiting the foregoing:
(i) except as would not have, and would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect, the Acquired Corporations have secured from each Company Associate who is or was involved in the creation or development of any Company Owned IP, Company Service or Company Service Software a valid and enforceable agreement containing (A) an assignment of the Intellectual Property Rights created or developed by such Company Associate during the period of time that the Company Associate is or was a Company Associate; and (B) confidentiality provisions protecting such Intellectual Property Rights to the extent the Acquired Corporations elect to maintain such Intellectual Property Rights as confidential;

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(ii) except as would not have, and would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect, no Company Associate has any claim, right (whether or not currently exercisable) or interest to or in any Company Owned IP or any Company Service Software;
(iii) except as would not have, and would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect, no Acquired Corporation has assigned, sold, or otherwise transferred an ownership interest in, or title to, any Intellectual Property Right embodied in or necessary for the Company E-Commerce Platform or any Company Service that is material to the Acquired Corporations taken as a whole, to any Person (other than another Acquired Corporation); and
(iv) to the Knowledge of the Company, the Acquired Corporations own or otherwise have a valid right to use, and immediately after the Closing the Surviving Corporation will continue to own or otherwise have a valid right to use, all Intellectual Property Rights that are material to the provision of any Company Service by the Acquired Corporations as currently provided, except as would not have, and would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect.
(d) Each Acquired Corporation has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all Trade Secrets included in the Company Owned IP (including (i) obtaining an appropriate non-disclosure agreement prior to disclosing any such Trade Secrets to a third party and (ii) imposing restrictions on unauthorized copying, unauthorized sale or transfer, recompilation, disassembly or reverse-engineering and other customary or industry-standard restrictions on use prior to providing a third party with access to such Trade Secrets), except as would not have and would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect.
(e) All material Company Registered IP (other than pending applications) is subsisting and, to the Knowledge of the Company, is valid and enforceable, except as would not have, and would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect. All filings, payments and other actions required to be made or taken by an Acquired Corporation to maintain each item of material Company Registered IP in full force and effect have been properly made and taken (except where the applicable Acquired Corporation has reasonably decided to cease prosecution or maintenance or to otherwise abandon such Company Registered IP), except as would not have, and would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no interference, opposition, reissue, reexamination, cancellation or other Legal Proceeding of any nature is pending or threatened, in which the scope, validity or enforceability of any material Company Registered IP is contested or challenged.
(f) To the Knowledge of the Company, neither the execution, delivery or performance of this Agreement nor the consummation of any related transactions, or could reasonably be expected to, with or without notice or the lapse of time, and as a result of any Company Contract, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Company Owned IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company Owned IP, except, in each case, as would not have and would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect.

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(g) (i) To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Company Owned IP and (ii) none of the Acquired Corporations is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Intellectual Property Right of any other Person, except, in the case of clauses “(i)” and “(ii)” above, as would not have and would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect.
(h) Except as set forth in Part 2.9(h) of the Company Disclosure Schedule, no claim or Legal Proceeding with respect to infringement, misappropriation or violation of any Intellectual Property Right is pending or, to the Knowledge of the Company, threatened against any Acquired Corporation or, to the Knowledge of the Company, against any other Person who is, or has asserted or could reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by any Acquired Corporation with respect to such claim or Legal Proceeding and none of the Acquired Corporations has received any written requests or notices from any third party currently alleging that the Company or any other Acquired Corporation is obligated to indemnify, defend, or hold them harmless with respect to any such pending or threatened claim or Legal Proceeding, except with respect to this Section 2.9(h) as would not have and would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect.
(i) Except as set forth in Part 2.9(i) of the Company Disclosure Schedule, to the Knowledge of the Company, since January 1, 2009 none of the Acquired Corporations has received any written notice or other written communication relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Acquired Corporations, the Company Services or the Company Service Software, except as would not have, and would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect.
(j) To the Knowledge of the Company, none of the material Company Service Software contains any bug, defect or error that materially and adversely affects the use, functionality or performance of such Company Service Software or the provision of any Company Service using, containing or including such Company Service Software, except as would not have and would not reasonably be expected to have or result, individually or in the aggregate, in a Company Material Adverse Effect.
(k) Part 2.9(k) of the Company Disclosure Schedule accurately identifies each item of Open Source Code (along with the applicable license) that, to the Knowledge of the Company, is contained in, distributed with or used in the development of any material Company Source Code that is owned by any of the Acquired Corporations and that is included in the Company E-Commerce Platform. To the Knowledge of the Company, each Acquired Corporation’s use, marketing, distribution, licensing, and sale of the Company Source Code in connection with the Company Service Software does not violate any license terms applicable to any item of Open Source Code included in such Company Source Code in a manner which has had or would have, or would reasonably be expected to have, a Company Material Adverse Effect. No Acquired Corporation has used or distributed any Open Source Code in a manner which would impose or could impose a requirement or condition that any Company Source Code owned by any of the Acquired Corporations: (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making modifications or derivative works; or (iii) be redistributable at no charge, except, in the case of clauses “(i)” through “(iii)” above, as would not have and would not reasonably be expected to have or result, individually or in the aggregate, in a Company Material Adverse Effect.

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(l) To the Knowledge of the Company and except as would not have, and would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect: (i) no material Company Source Code owned by the Acquired Corporations has been delivered, licensed or made available to any escrow agent or other Person (other than employees of the Acquired Corporations); and (ii) none of the Acquired Corporations has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available any material Company Source Code to any escrow agent or other Person.
(m) (i) The Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the business of the Acquired Corporations as currently conducted and (ii) the Acquired Corporations maintain and are in compliance with policies and procedures regarding data security, back-up, disaster recovery and privacy that are commercially reasonable; except, in the case of clauses “(i)” and “(ii)” above, as would not have, and would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no Acquired Corporation has had a material problem or non-conformity identified in any audit (whether internal or external) of the Company IT Systems. To the Knowledge of the Company, since January 1, 2009, there have been no (x) failures of computer services or other information technology assets that have caused material disruptions to the business of any Acquired Corporation, or (y) material security breaches relating to, or material violations of any security policy regarding, any data used in the business of any Acquired Corporation, except, in the case of clauses “(x)” and “(y)” above, as would not have, and would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect.
(n) To the Knowledge of the Company, the use and dissemination of any and all data and information concerning individuals by the Acquired Corporations, have complied at all times with the privacy policies and terms of use of the Acquired Corporations and with all applicable Legal Requirements relating to the collection, use, storage, dissemination or transfer of any such data or information, except as would not have, and would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, neither the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement, nor the consummation of any of the related transactions, will result in any violation of any privacy policy or terms of use of any Acquired Corporation or any Legal Requirement related to privacy or data security, except as would not have, and would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect. No claim or Legal Proceeding relating to the use or dissemination of any and all data and information concerning individuals by the Acquired Corporations is pending or, to the Knowledge of the Company, threatened against any Acquired Corporation or, to the Knowledge of the Company, against any other Person who is, or has asserted or would reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by any Acquired Corporation with respect to such claim or Legal Proceeding, and, since January 1, 2009, none of the Acquired Corporations has received any written requests or notices from any third party alleging that the Company or any other Acquired Corporation is obligated to indemnify, defend, or hold them harmless with respect to any such claim or Legal Proceeding, except as would not have, and would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect.
2.10. Contracts.
(a) For purposes of this Agreement, each of the following shall be deemed to constitute a “Significant Contract”:
(i) any Contract that would be required to be filed by the Company as an exhibit to any Company SEC Document pursuant to Item 601(b)(4) or 601(b)(10) of Regulation S-K under the Securities Act;

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(ii) any Contract (other than Company Employment Agreements) relating to the provision of services to the Acquired Corporations, which services are material to the operations of the Acquired Corporations, taken as a whole;
(iii) any material Contract relating to the lease or sublease by any of the Acquired Corporations of any real property;
(iv) any Contract with the Acquired Corporations’ top 20 customers;
(v) any Contract that would reasonably be expected to have a material effect on the ability of the Company to perform any of its obligations under this Agreement, or to consummate the Merger or any of the other Contemplated Transactions;
(vi) any Contract: (A) pursuant to which any Acquired Corporation will acquire any real property; or (B) for the acquisition or disposition of any business containing any profit sharing arrangements or “earn-out” arrangements, indemnification obligations of any Acquired Corporation or other contingent payment obligations;
(vii) any Contract that is material to the Acquired Corporations taken as a whole;
(viii) any other Contract identified in Part 2.10 of the Company Disclosure Schedule (which shall include each Contract imposing any restriction on the right or ability of any Acquired Corporation: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (D) to perform services for any other Person; or (E) to transact business with any other Person, in each case, which is material to the Acquired Corporations taken as a whole);
(ix) any Contract that evidences or is the primary document under which there arises indebtedness of the Company or any Company Subsidiary (other than agreements with or among direct or indirect wholly owned Company Subsidiaries) in excess of $20,000,000; and
(x) any Contract listed in Part 2.9(a)(ii) of the Company Disclosure Schedule.
The Company has Made Available to Parent an accurate and complete copy of each Company Contract that constitutes a Significant Contract, other than those specified in Section 2.10(a)(x).
(b) Each Company Contract that constitutes a Significant Contract is: (i) valid and in full force and effect; and (ii) is enforceable in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies, except, in the case of clauses “(i)” and “(ii)” of this sentence, as would not have and would not reasonably be expected to have or result, individually or in the aggregate, in a Company Material Adverse Effect.

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(c) Except as set forth in Part 2.10(c) of the Company Disclosure Schedule: (i) none of the Acquired Corporations has violated or breached, or committed any default under, any Company Contract; (ii) to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Significant Contract; (iii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to: (A) result in a violation or breach of any of the provisions of any Significant Contract; (B) give any Person the right to declare a default under any Significant Contract; (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Significant Contract; (D) give any Person the right to accelerate the maturity or performance of any Significant Contract; or (E) give any Person the right to cancel, terminate or modify any Significant Contract, and (iv) since January 1, 2010, none of the Acquired Corporations has received any written notice or other communication regarding any actual or possible violation or breach of, or default under, any Significant Contract except, in the case of clauses “(i)” through “(iv)” of this sentence, as would not have and would not reasonably be expected to have or result, individually or in the aggregate, in a Company Material Adverse Effect.
2.11. Liabilities. None of the Acquired Corporations has, any material accrued, contingent or other Liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such, or reserved against, in the Audited Balance Sheet; (b) liabilities that have been incurred by the Acquired Corporations since the date of the Audited Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Acquired Corporations pursuant to the express terms of Company Contracts; (d) liabilities to pay legal, investment banking and other professional advisory fees incurred by the Acquired Corporations in connection with the Merger; (e) liabilities or obligations incurred directly as a result of this Agreement; (f) liabilities described in Part 2.11 of the Company Disclosure Schedule; and (g) liabilities or obligations that would not reasonably be expected to have or result, individually or in the aggregate, in a Company Material Adverse Effect.
2.12. Compliance with Legal Requirements. Except as set forth in Part 2.12 of the Company Disclosure Schedule, each of the Acquired Corporations is, and has at all times since January 1, 2007 been, in compliance in all material respects with all applicable Legal Requirements, including applicable Legal Requirements relating to employment, commercial email, exportation of goods and services, and securities law matters, except as would not have and would not reasonably be expected to have or result, individually or in the aggregate, in a Company Material Adverse Effect (it being understood that the representations and warranties contained in this Section 2.12 do not apply to privacy law matters, which matters are addressed in the representations and warranties set forth in Section 2.9). Except as set forth in Part 2.12 of the Company Disclosure Schedule, since January 1, 2007, none of the Acquired Corporations has received any written notice from any Governmental Body regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.
2.13. Certain Business Practices. Except as set forth in Part 2.13 of the Company Disclosure Schedule, except as would not have and would not reasonably be expected to have or result, individually or in the aggregate, in a Company Material Adverse Effect, none of the Acquired Corporations, and to the Knowledge of the Company, no Representative of any of the Acquired Corporations on behalf of the Acquired Corporations, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; or (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations hereunder, or any comparable foreign law or statute.

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2.14. Governmental Authorizations. The Acquired Corporations hold all material Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect, except as would not have and would not reasonably be expected to have or result, individually or in the aggregate, in a Company Material Adverse Effect. Each Acquired Corporation is, and at all times since January 1, 2007 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since January 1, 2007, none of the Acquired Corporations has received any written notice from any Governmental Body regarding: (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization; or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization, except as would not have and would not reasonably be expected to have or result, individually or in the aggregate, in a Company Material Adverse Effect.
2.15. Tax Matters.
(a) Each of the material Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body (the “Acquired Corporation Returns”): (i) has been filed on or before the applicable due date (including any extensions of such due date); and (ii) has been prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown as due and payable on the Acquired Corporation Returns that have been filed have been paid.
(b) The Acquired Corporations have established an adequate accrual on the Audited Balance Sheet in accordance with GAAP for all material Taxes through January 1, 2011.
(c) No Acquired Corporation and no Acquired Corporation Return is currently subject to an audit by any Governmental Body in respect of any material Tax. No extension or waiver of the limitation period applicable to any material Acquired Corporation Return has been granted (by any Acquired Corporation), which period (after giving effect to such extension or waiver) has not yet expired.
(d) No claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against or with respect to any Acquired Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Acquired Corporation (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Corporations and with respect to which adequate reserves for payment have been established in accordance with GAAP on the Unaudited Interim Balance Sheet). There are no liens or other Encumbrances for material Taxes upon any of the assets of any of the Acquired Corporations except liens for Taxes not yet due and payable and liens for which adequate reserves for payment have been established on the Unaudited Interim Balance Sheet. None of the Acquired Corporations will be required to include any material adjustment in taxable income for any tax period (or portion thereof) ending after the Closing Date pursuant to Section 481(c) of the Code (or any comparable provision of U.S. state or local or non-U.S. Tax Legal Requirements) as a result of a change in accounting methods prior to the Closing.
(e) No written notice has ever been delivered by any Governmental Body to an Acquired Corporation in a jurisdiction where an Acquired Corporation does not file a Tax Return that claims that such Acquired Corporation is or may be subject to taxation by that jurisdiction which could reasonably be expected to result in an obligation to pay material Taxes.

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(f) There are no Contracts relating to allocating or sharing of material Taxes to which any Acquired Corporation is a party, except for (i) any Contracts between Acquired Corporations and (ii) any Contract the primary purpose of which is not the allocation of liabilities with respect to Taxes, but that provides tangentially for an allocation or apportionment of liabilities with respect to Taxes generated or related to such Contract. None of the Acquired Corporations is liable for Taxes of any Person (other than an Acquired Corporation) pursuant to Treasury Regulation Section 1.1502-6 or any similar U.S. state or local or non-U.S. Legal Requirement).
(g) No Acquired Corporation has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code within the past two years. No Acquired Corporation is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
(h) No Acquired Corporation has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which an Acquired Corporation may be subject, other than the affiliated group of which an Acquired Corporation is the common parent.
(i) No Acquired Corporation has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or similar transaction under any corresponding or similar Legal Requirement.
(j) Each of the Acquired Corporations has withheld from each payment or deemed payment made to Company Associates or to its past or present suppliers, creditors, stockholders or other third parties all material Taxes required to be withheld and has, within the time and in the manner required by applicable Legal Requirements, paid such withheld amounts to the proper Governmental Bodies.
2.16. Employee and Labor Matters; Benefit Plans.
(a) Except as set forth in Part 2.16(a) of the Company Disclosure Schedule, as of the date of this Agreement, none of the Acquired Corporations is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employees of any of the Acquired Corporations. To the Knowledge of the Company, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the Acquired Corporations or any of their employees. There is not now pending, and, to the Knowledge of the Company, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute or union organizing activity or any similar activity or dispute. To the Knowledge of the Company, there is no material claim or material grievance pending or threatened relating to any employment Contract, wages and hours, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any Company Associate, including charges of unfair labor practices or harassment complaints.
(b) To the Knowledge of the Company, none of the current independent contractors, consultants, temporary workers, outsourced workers, leased employee or other non-employee service provider of any of the Acquired Corporations could be reclassified as an employee, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

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(c) The Company has Made Available to Parent an accurate and complete list of each material Company Employee Plan and each employment agreement with a current employee of the Company. Except for activities associated with the integration of certain employees of certain Acquired Corporations (other than the Company) into the Company Employee Plans, none of the Acquired Corporations has committed to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform or seek the approval of any such Company Employee Plan or Company Employee Agreement to satisfy applicable Legal Requirements).
(d) The Company has Made Available to Parent accurate and complete copies of: (i) all material documents setting forth the terms of each material Company Employee Plan and each employment agreement with a current employee of the Company, including all amendments thereto and all related trust documents; (ii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under applicable Legal Requirements in connection with each Company Employee Plan; (iii) if the Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Employee Plan assets, if any; (iv) the most recent summary plan description required under ERISA or any similar Legal Requirement with respect to each Company Employee Plan; (v) all material correspondence since January 1, 2010 to or from any Governmental Body relating to any Company Employee Plan; and (vi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.
(e) Except for such matters that would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect, each of the Acquired Corporations and Company Affiliates has performed in all respects all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and with all applicable provisions of ERISA, the Code and other Legal Requirements. To the Knowledge of the Company, any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. To the Knowledge of the Company, all Company Pension Plans required to have been approved by any non-U.S. Governmental Body have been so approved, no such approval has been revoked (or, to the Knowledge of the Company, has revocation been threatened) and, to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Company Pension Plan that would reasonably be expected to materially affect any such approval relating thereto or materially increase the costs relating thereto. Each Company Employee Plan intended to be tax qualified under applicable Legal Requirements is, to the Knowledge of the Company, so tax qualified, and, to the Knowledge of the Company, no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such Company Employee Plan. Except for such matters that would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect. To the Knowledge of the Company, there are no audits or inquiries pending or threatened by the IRS, the United States Department of Labor or any other Governmental Body with respect to any Company Employee Plan. None of the Acquired Corporations, and no Company Affiliate, has ever incurred: (i) any material penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; or (ii) any material penalty or Tax under applicable Legal Requirements.

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(f) None of the Acquired Corporations, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. No Company Employee Plan is or has been funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. None of the Acquired Corporations, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any Company Pension Plan in which stock of any of the Acquired Corporations or any Company Affiliate is or was held as a plan asset. Except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect, the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and the Merger will not cause any such assets or insurance obligations to be less than such benefit obligations.
(g) Except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Merger could reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate.
(h) Except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect, each of the Acquired Corporations and Company Affiliates: (i) is, and at all times has been, in compliance with any Order or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters; and (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Associates. To the Knowledge of the Company, no Acquired Corporation or Company Affiliate: (A) is liable for any arrears of wages or any taxes or any interest or penalty for failure to comply with the Legal Requirements applicable of the foregoing; or (B) is liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Company Associates (other than routine payments to be made in the normal course of business and consistent with past practice), except for such liability that would not have a material financial impact on the Company.
(i) Except as set forth in Part 2.16(i) of the Company Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any director or officer or other employee of an Acquired Corporation, and no payments have been made or will be made to any director or officer or other employee of an Acquired Corporation, that, considered individually or considered collectively with any other such Contracts or payments, will be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code. No Acquired Corporation is a party to or has any obligation under any Contract to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or any taxes required by Section 409A of the Code.

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(j) Except as set forth in Part 2.16(j) of the Company Disclosure Schedule, since January 1, 2011, none of the Acquired Corporations has effectuated a “plant closing,” partial “plant closing,” “relocation”, “mass layoff” or “termination” (as defined in the Worker Adjustment and Retraining Notification Act or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Acquired Corporations. Since January 1, 2007, the Acquired Corporations have complied in all material respects with the Worker Adjustment and Retraining Notification Act of 1998 and similar state Legal Requirements.
(k) Each Company Employee Plan that is subject to Section 409A of the Code has been operated and administered in all material respects with Section 409A of the Code.
2.17. Environmental Matters.
(a) Since January 1, 2007, none of the Acquired Corporations has received any written notice or other written communication from any Governmental Body or any written notice from any citizens group, Company Associate or otherwise, that alleges that any of the Acquired Corporations is not or might not be in compliance with any Environmental Law (as defined in Section 2.17(d)), except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.
(b) To the Knowledge of the Company and except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect: (i) all Company Real Property and any other property that is or was controlled or used by any of the Acquired Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any amount of any Materials of Environmental Concern (as defined in Section 2.17(d)) or environmental contamination of any nature; (ii) none of the Company Real Property or any other property that is or was controlled or used by any of the Acquired Corporations contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the Company Real Property or any other property that is or was controlled or used by any of the Acquired Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released (as defined in Section 2.17(d)).
(c) Except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect, no Acquired Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar U.S. state or local or non-U.S. list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as defined in any applicable Environmental Law.
(d) For purposes of this Agreement: (i) “Environmental Law” means any Legal Requirement relating to pollution or protection of human health (as it relates to exposure to Materials of Environmental Concern only) or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any environmental law; and (iii) “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional. Except as set forth in this Section 2.17, no representations or warranties are being made with respect to matters arising under or relating to environmental matters.

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2.18. Transactions with Affiliates. Except as set forth in the Company SEC Documents filed with the SEC prior to the date of this Agreement, during the period commencing on the date of the Company’s last proxy statement filed with the SEC through the date of this Agreement, no event has occurred and no circumstance has existed that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.
2.19. Legal Proceedings; Orders.
(a) Except as set forth in Part 2.19(a) of the Company Disclosure Schedule and except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect: (i) there is no pending Legal Proceeding; and (ii) to the Knowledge of the Company: (A) no Governmental Body has threatened in writing to commence any Legal Proceeding; and (B) no other Person has threatened in writing to commence any Legal Proceeding, in the case of clauses (i) and (ii) of this sentence, that (1) involves: (x) any of the Acquired Corporations (including any Legal Proceeding in which (I) any Person has demanded that any Acquired Corporation indemnify such Person in connection with therewith or (II) any Acquired Corporation has agreed to defend such Person); (y) any securities of any of the Acquired Corporations; or (z) any alleged action or omission on the part of any director or officer of any Acquired Corporation in his or her capacity as such; or (2) challenges, or that may have the effect of materially preventing, delaying, making illegal or otherwise interfering with, the Merger.
(b) There is no Order to which any of the Acquired Corporations is subject, except as would not have and would not reasonably be expected to have or result, individually or in the aggregate, in a Company Material Adverse Effect. To the knowledge of the Company, no officer or other key employee of any of the Acquired Corporations is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations as it is currently conducted, except as would not have and would not reasonably be expected to have or result, individually or in the aggregate, in a Company Material Adverse Effect.
2.20. Authority; Binding Nature of Agreement. The Company has all requisite corporate right, power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to adoption of this Agreement by the Requisite Stockholder Approval (as defined in Section 2.22). Each of the Company Board and the Special Committee (at meetings duly called and held) as of the date of this Agreement has unanimously: (a) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders; and (b) declared this Agreement and the Merger advisable. The Company Board (at a meeting duly called and held), acting upon the unanimous recommendation of the Special Committee, as of the date of this Agreement has unanimously: (i) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved this Agreement and the Merger; (ii) recommended the adoption of this Agreement and the approval of the Merger by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting (as defined in Section 5.2(a)); and (iii) authorized and approved the execution and delivery of the Rights Agreement Amendment (as defined in Section 2.26). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub of this Agreement, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

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2.21. Inapplicability of Anti-takeover Statutes. The Company Board has taken, or during the Pre-Closing Period (as defined in Section 4.1) the Company Board will take, all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of this Agreement, the Support Agreements or the Rights Agreement Amendment or to the consummation of the Merger. The Company Board has taken such actions and votes as are necessary to render the provision of any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Legal Requirements or any anti-takeover provision in the Company’s certificate of incorporation or by-laws inapplicable to the Merger, the Rights Agreement Amendment, the Support Agreements or this Agreement.
2.22. Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement or approve the Merger.
2.23. Non-Contravention; Consents.
(a) Assuming compliance with (and receipt of all required approvals under) the applicable provisions of the HSR Act, any non-U.S. antitrust or competition law and the rules and regulations of NASDAQ, neither (1) the execution or delivery of this Agreement nor (2) the consummation of the Merger, will or would reasonably be expected to (with or without notice or lapse of time or both):
(i) contravene, conflict with or result in a violation of: (A) any of the provisions of the Certificate of Incorporation or Bylaws of the Company; or (B) any resolution adopted by the stockholders, the board of directors (or similar body) or any committee of the board of directors (or similar body) of the Company;
(ii) contravene, conflict with or result in a violation of any applicable Legal Requirement or any Order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;
(iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations as currently conducted or to any of the assets owned or used by any of the Acquired Corporations;
(iv) contravene, conflict with or result in a violation or breach of, or result in a termination (or right of termination) or default under, any provision of any Significant Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Significant Contract; (B) accelerate the maturity or performance of any Significant Contract; or (C) cancel, terminate or modify any right, benefit, obligation or other term of any Significant Contract; or
(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations);

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except, in the case of clauses “(i)” through “(v)” of this sentence, as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect (it being understood that the representations and warranties contained in this Section 2.23 do not apply to Intellectual Property Rights, which matters are addressed in the representations and warranties set forth in Section 2.9).
(b) Except for: (1) disclosure and the filing of proxy materials required under the rules and regulations of the SEC or NASDAQ (as they relate to the Proxy Statement), (2) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities in other jurisdictions in which the Company does business, (3) as may be required under the HSR Act or any applicable foreign antitrust or competition laws, and (4) any actions or filings in the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Acquired Corporation will be required to make any registration, declaration or filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger.
2.24. Fairness Opinion. The Company Board has received the opinion of Morgan Stanley & Co. Incorporated, which the Special Committee has retained as its financial advisor in connection with the Merger (the “Financial Advisor”), to the effect that, as of the date of this Agreement, the consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders (other than the holders referenced in such opinion). A copy of such opinion has been delivered to Parent for informational purposes only. Such opinion has not been withdrawn or revoked or otherwise modified in any material respect, and the Company has received the consent of Morgan Stanley & Co. Incorporated to include such opinion in the Proxy Statement.
2.25. No Brokers. Except for the Financial Advisor, a copy of whose engagement agreement has been furnished to Parent, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated in this Agreement based upon arrangements made by or on behalf of any of the Acquired Corporations.
2.26. Company Rights Agreement. The Company has amended the Company Rights Agreement to provide that neither Parent nor Merger Sub, nor any affiliate or associate of Parent or Merger Sub, shall be deemed to be an Acquiring Person (as defined in the Company Rights Agreement), that neither a Stock Acquisition Date (as defined in the Company Rights Agreement) nor a Distribution Date (as defined in the Company Rights Agreement) shall be deemed to occur and that the Rights will not separate from the Company Common Stock as a result of the execution, delivery or performance of this Agreement or the Support Agreements or the consummation of the Merger, and that none of the Company, Parent, Merger Sub or the Surviving Corporation, nor any of their respective affiliates, shall have any obligations under the Company Rights Agreement to any holder (or former holder) of Rights as of or following the Effective Time (such amendment to the Company Rights Agreement being referred to as the “Rights Agreement Amendment”).
2.27. Proxy Statement. None of the information supplied by any of the Acquired Corporations for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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Section 3.Representations and Warranties of Parent and Merger Sub
Parent and Merger Sub represent and warrant to the Company as follows:
3.1. Due Organization; Etc. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement. Immediately prior to the Effective Time, Parent will own, directly or indirectly, all outstanding stock of Merger Sub.
3.2. Authority; Non-contravention.
(a) Subject to obtaining the vote of Parent or an Affiliate of Parent, as the case may be, as the sole stockholder of Merger Sub with respect to the Merger, each of Parent and Merger Sub has all requisite corporate right, power and authority to enter into, deliver and to perform its respective obligations under this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. The board of directors of Merger Sub has determined: (i) that the Merger is fair to, and in the best interests of, Merger Sub and its stockholder; and (ii) to recommend that Parent or an Affiliate of Parent, as the case may be, as the sole stockholder of Merger Sub, adopt this Agreement and approve the Merger.
(b) Assuming compliance with (and receipt of all required approvals under) the applicable provisions of the HSR Act, any non-U.S. antitrust or competition law and the rules and regulations of NASDAQ (as they related to the Proxy Statement), and the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, neither (1) the execution or delivery of this Agreement nor (2) the consummation of the Merger, will or would reasonably be expected to (with or without notice or lapse of time or both):
(i) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Sub;
(ii) contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Parent or Merger Sub is subject;
(iii) contravene, conflict with or result in a violation or breach of, or result in a termination (or right of termination) or default under, any provision of any Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Contract; (B) accelerate the maturity or performance of any Contract; or (C) cancel, terminate or modify any right, benefit, obligation or other term of any Contract;
except, in the case of clauses “(i)” through “(iii)” of this sentence, as would not have a material adverse effect on Parent’s ability to consummate the Merger.
(c) Except for: (i) disclosure required under the rules and regulations of the SEC or NASDAQ (as they relate to the Proxy Statement); (ii) as may be required under the HSR Act or any applicable foreign antitrust or competition laws, and (iii) as would not have a material adverse effect on Parent’s ability to consummate the Merger, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger.

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3.3. Binding Nature of Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
3.4. No Vote Required. No vote of the holders of Parent Common Stock is required to authorize the Merger.
3.5. Litigation. As of the date hereof, there is no Legal Proceeding pending against or, to the knowledge of Parent, threatened against or affecting, Parent or any of its Subsidiaries that would reasonably be expected to prevent, delay or materially impair Parent’s or Merger Sub’s ability to consummate the Merger. Neither Parent nor any of its Subsidiaries is subject to any Order that would, individually or in the aggregate, reasonably be expected to prevent, delay or materially impair Parent’s or Merger Sub’s ability to consummate the Merger.
3.6. Financing. As of the Effective Time Parent will have, sufficient cash, available lines of credit or other sources of readily available funds to enable it to pay all amounts required to be paid as Merger Consideration in the Merger.
3.7. Disclosure. None of the information to be supplied by or on behalf of Parent to the Company specifically for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.
3.8. No Brokers. Except for Goldman, Sachs & Co. and Peter J. Solomon Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated in this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.
Section 4.Certain Covenants of the Company
4.1. Access and Investigation. During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), subject to applicable Legal Requirements and the Confidentiality Agreement, the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent’s Representatives with reasonable access to the Acquired Corporations’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (b) promptly furnish Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request. During the Pre-Closing Period, the Company shall, and shall cause the Representatives of each of the Acquired Corporations to, permit Parent’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the Company responsible for the Company’s financial

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statements and the internal controls of the Acquired Corporations to discuss such matters as Parent may deem necessary or appropriate in order to enable Parent to satisfy its obligations under the Sarbanes-Oxley Act and all other applicable Legal Requirements. Notwithstanding the foregoing, any such access, investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Acquired Corporations or otherwise result in any significant interference with the prompt and timely discharge of the normal duties of the Acquired Corporations. None of the Acquired Corporations shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its clients, jeopardize the attorney-client privilege of any of the Acquired Corporations or contravene any Legal Requirement or binding agreement entered into prior to the date of this Agreement. The parties hereto will use commercially reasonable efforts to make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply.
4.2. Operation of the Company’s Business.
(a) During the Pre-Closing Period, except for actions required to consummate the Merger: (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations in the ordinary course and in accordance with past practices (including with respect to closing the Company’s books at the end of each calendar month); (ii) the Company shall use commercially reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers, other employees and agents and maintains its relations and goodwill with all suppliers, distributors, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Corporations and with all Governmental Bodies; (iii) the Company shall comply with the notice requirement contained in Section 3.05 of the indenture pursuant to which the Convertible Debt is outstanding; and (iv) the Company shall take the actions set forth on Part 4.2(a) of the Company Disclosure Schedule.
(b) Without limiting the generality of the foregoing, during the Pre-Closing Period, except for actions required to consummate the Merger or as set forth on Part 4.2(b) of the Company Disclosure Schedule, the Company shall not (without the prior written consent of Parent), and the Company shall ensure that each of the other Acquired Corporations does not (without the prior written consent of Parent):
(i) declare, accrue, set aside or pay any dividend or make any other distribution payable in cash, stock, property or otherwise, in respect of any share capital, or repurchase, redeem or otherwise reacquire any share capital or other securities, other than to repurchase, in full compliance with applicable Legal Requirements, restricted shares of Company Common Stock held by an employee upon the termination of such employee’s employment or enter into any agreement with respect to the voting of its capital stock;
(ii) sell, issue, grant or authorize the sale, issuance or grant of: (A) any share of capital stock or other security; (B) any option, call, warrant or right to acquire any share of capital stock or other security; or (C) any instrument convertible into or exchangeable for any share of capital stock or other security (except that: (1) the Company may issue shares of Company Common Stock upon the valid exercise or vesting of Company Equity Awards that were outstanding as of the date of this Agreement; and (2) the Company may, in the ordinary course of business and consistent with past practices, grant Company Stock-Based Awards to purchase no more than 300,000 shares of Company Common Stock in the aggregate to newly-hired employees of the Company below the level of Senior Vice President, provided that such Company Stock-Based Awards: (x) shall not contain any “single-trigger,” “double-trigger” or other vesting acceleration provisions and shall not be subject to acceleration (in whole or in part) as a result of the Merger (whether alone or in combination with any termination of employment or other event);

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(iii) amend or waive any of its material rights under, or accelerate the vesting under, any material provision of the Company Equity Plan or any material provision of any Contract evidencing any outstanding Company Equity Award or any material restricted stock purchase agreement, or otherwise modify any of the material terms of any outstanding option, warrant or other security or any related Contract, except as may be required by applicable Legal Requirements;
(iv) amend, terminate or grant any material waiver under the Company Rights Agreement;
(v) amend or permit the adoption of any amendment to the certificate of incorporation, bylaws or other organizational documents any of the Acquired Corporations;
(vi) (A) acquire any material equity interest or other interest in any other Entity; (B) form any Subsidiary; or (C) effect or become a party to any merger, consolidation, plan of arrangement, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, issuance of bonus shares, division or subdivision of shares, consolidation of shares or similar transaction;
(vii) except for capital expenditures specifically set forth in the capital budgets set forth in Part 4.2(b)(vii) of the Company Disclosure Schedule made in a manner consistent therewith, make or authorize any individual capital expenditure that exceeds $2,500,000 or that, when added to all other capital expenditures made on behalf of the Acquired Corporations since the date of this Agreement, exceeds $10,000,000;
(viii) except as set forth in Part 4.2(b)(viii) of the Company Disclosure Schedule: (A) other than in the ordinary course of business consistent with past practice, enter into any contract that would have been a Significant Contract had it been entered into prior to this Agreement; or (B) other than in the ordinary course of business consistent with past practice (1) amend, modify or terminate any material provision of any Significant Contract, or (2) cancel, modify or waive any material debts or claims held by it or waive any material rights having in each case a value in excess of $7,500,000;
(ix) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license any right or other asset to any other Person (except, in each case, for assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices);
(x) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Encumbrances that do not materially detract from the value of such assets or materially impair the operations of any of the Acquired Corporations;
(xi) make any loans, advances or capital contributions to or investments in any Person (other than in the ordinary course of business), or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness;

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(xii) establish, adopt, enter into or amend any Company Employee Plan or Company Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers or other employees (except that the Company: (A) may provide routine salary increases to employees in the ordinary course of business and in accordance with past practices in connection with the Company’s customary employee review process; (B) may amend the Company Employee Plans to the extent required by applicable Legal Requirements and for activities associated with the integration of certain employees of certain Acquired Corporations (other than employees of the Company or any Divested Businesses) into the Company Employee Plans; and (C) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing as of the date of this Agreement));
(xiii) promote any employee to the level of Senior Vice President or above or change any employee’s title to Senior Vice President or above, except in order to fill a position vacated after the date of this Agreement; or hire any employee with an annual base salary in excess of $300,000;
(xiv) other than as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any material respect;
(xv) make any material Tax election;
(xvi) commence any material Legal Proceeding, except with respect to routine collection matters in the ordinary course of business and consistent with past practices;
(xvii) settle any material Legal Proceeding or other material claim, except pursuant to a settlement that does not involve any liability or obligation on the part of any Acquired Corporation or involves only the payment of monies by the Acquired Corporations of not more than $10,000,000 in the aggregate for all such settlements;
(xviii) enter into any material Contract covering any Company Associate, or, other than payments pursuant to contracts identified in Part 2.16(i) of the Company Disclosure Schedule, make any payment to any Company Associate, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under U.S. state or local or non-U.S. Tax Legal Requirements);
(xix) take any action or omit to take any action that is reasonably likely to result in any of the conditions to the merger set forth in Section 6 not being satisfied;
(xx) contribute any cash, make any payment or otherwise transfer any amount to any of the Divested Businesses, other than intercompany loans, payables/receivables or contributions of cash in an amount sufficient to fund working capital during the Pre-Closing Period in the ordinary course of business consistent with past practices; or
(xxi) agree or commit to take any of the actions described in clauses “(i)” through “(xx)” of this Section 4.2(b).

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4.3. Go-Shop; Acquisition Proposals.
(a) Subject to the other provisions of this Agreement, during the period commencing on the date of this Agreement and ending at 11:59 p.m. California time on the 40th day following the date of this Agreement (the “Go-Shop Period”), the Acquired Corporations and their respective Representatives shall be permitted (and may resolve or publicly propose) to, directly or indirectly: (i) solicit, initiate, encourage, assist, induce or facilitate the submission, announcement or making of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) subject to Section 4.3(e), furnish or otherwise provide access to any information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, but only if such Person has executed and delivered to the Company an Acceptable Confidentiality Agreement; or (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry.
(b) Immediately upon the expiration of the Go-Shop Period: (i) the Company shall, and shall cause the other Acquired Corporations and each director and executive officer of the Company to, and shall use its reasonable best efforts to instruct and cause the other Representatives of the Acquired Corporations to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person (other than Persons that are then Excluded Parties) relating to any Acquisition Proposal or Acquisition Inquiry; and (ii) the Company shall request, and shall thereafter use reasonable efforts to cause, each Person (other than a Person that is then an Excluded Party) that has previously executed a confidentiality or similar agreement in connection with such Person’s consideration of an Acquisition Proposal or investment in any Acquired Corporation to return to the Company or destroy any non-public information previously furnished to such Person or to any of such Person’s Representatives by or on behalf of any of the Acquired Corporations.
(c) Within 48 hours after the expiration of the Go-Shop Period: (i) the Company shall deliver to Parent a written notice setting forth: (A) the identity of each Excluded Party and each other Person that to the Knowledge of the Company has (or is expected to have) a material equity interest in, or is expected to participate in the Acquisition Transaction proposed by, such Excluded Party; and (B) the material terms and conditions of the pending Acquisition Proposal made by such Excluded Party (it being understood that price per share shall be considered a material term of any such pending Acquisition Proposal); and (ii) the Company shall deliver to Parent copies of all proposed definitive documents received by the Company or any of its Representatives from any such Excluded Party or its Representatives relating to any Acquisition Proposal.
(d) Immediately upon the expiration of the Go-Shop Period, except as provided in Section 4.3(a), the Company shall not (and shall not resolve or publicly propose to), directly or indirectly, and shall cause the Acquired Corporations and the directors and executive officers of the Company not to (and not to resolve or publicly propose to), directly or indirectly, and shall use its reasonable best efforts to ensure that the other Representatives of any of the Acquired Corporations do not (and do not resolve or publicly propose to) directly or indirectly: (i) solicit, initiate, encourage, assist, induce or facilitate the submission, announcement or making of any Acquisition Proposal or Acquisition Inquiry by any Person (other than a Person that is then an Excluded Party), or take any action that could reasonably be expected to lead a Person (other than a Person that is then an Excluded Party) to disclose, announce, commence, submit or otherwise make an Acquisition Proposal or Acquisition Inquiry; (ii) furnish or otherwise provide access to any information

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regarding any of the Acquired Corporations to any Person (other than a Person that is then an Excluded Party) in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; or (iii) engage in discussions or negotiations with any Person (other than a Person that is then an Excluded Party) with respect to any Acquisition Proposal or Acquisition Inquiry; provided, however, that, subject to Section 4.3(e) and the other provisions of this Agreement, prior to the adoption of this Agreement by the Requisite Stockholder Approval, the Company may, without being deemed to violate this Section 4.3(d), furnish non-public information regarding the Acquired Corporations to, and enter into discussions or negotiations with, any Person in response to an unsolicited, bona fide, written Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn), but only if: (A) such Acquisition Proposal did not result from a breach in any material respect of this Agreement; (B) the Company Board, acting upon the recommendation of the Special Committee, reasonably determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Offer; and (C) prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such Person, the Company receives from such Person an executed Acceptable Confidentiality Agreement.
(e) Prior to furnishing or otherwise permitting the transmittal of any non-public information to any Excluded Party or other Person pursuant to Section 4.3(a) or the proviso to Section 4.3(d), the Company shall (as a condition to furnishing or otherwise permitting the transmittal of such non-public information to such Person) furnish such non-public information to Parent (to the extent such non-public information has not been previously furnished or Made Available by the Company to Parent).
(f) If the Company, any other Acquired Corporation or any Representative of any Acquired Corporation receives (from an Excluded Party or from any other Person) an Acquisition Proposal or Acquisition Inquiry or any request for non-public information at any time following the expiration of the Go-Shop Period, then the Company shall promptly (and in no event later than 24 hours after receipt of such Acquisition Proposal, Acquisition Inquiry or request) advise Parent in writing of such Acquisition Proposal, Acquisition Inquiry or request and the material terms and conditions thereof (excluding the identity of the Person making or submitting such Acquisition Proposal, Acquisition Inquiry or request). Following the expiration of the Go-Shop Period: (i) the Company shall promptly (and in no event later than 24 hours after receipt) provide Parent with redacted copies of all proposed definitive documents received by the Company or any of its Representatives from any such Person or its Representatives relating to any Acquisition Proposal; and (ii) the Company shall keep Parent fully informed with respect to the status of any such Acquisition Proposal, Acquisition Inquiry or request and any modification or proposed modification thereto, and shall promptly (and in no event later than 24 hours after obtaining knowledge thereof) notify Parent of any material change or development with respect to such Acquisition Proposal.
(g) The Company: (i) agrees that it will not, and shall ensure that each other Acquired Corporation will not, at any time (whether during or after the Go-Shop Period), release or permit the release of any Person from, or amend, waive or permit the amendment or waiver of any provision of, any “standstill” or similar agreement or provision to which any of the Acquired Corporations is or becomes a party or under which any of the Acquired Corporations has or acquires any rights; and (ii) will use its best efforts to enforce or cause to be enforced each such agreement or provision at the request of Parent; provided, however, that the Company may waive its rights under any such “standstill” or similar agreement or provision to the extent necessary to enable the parties subject thereto to make Acquisition Proposals to the Company during the Go Shop Period.

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Section 5.Additional Covenants of the Parties
5.1. Proxy Statement. As promptly as reasonably practicable following the date hereof, the Company shall prepare and cause to be filed with the SEC the Proxy Statement. The Company shall provide Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement and any amendments or supplements thereto (and to review and comment on any comments of the SEC or its staff on the Proxy Statement or any amendments or supplements thereto), and shall reasonably consider all comments made by Parent, prior to the filing thereof. Each of the Company and Parent shall use its reasonable best efforts to cause the Proxy Statement to comply in all material respects with the applicable rules and regulations of the SEC and other applicable Legal Requirements. The Company shall promptly provide Parent and its legal counsel with a copy or a description of any comments received by the Company or its legal counsel from the SEC or its staff with respect to the Proxy Statement or any amendment or supplement thereto, and shall respond promptly to any such comments. The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the earlier of: (i) receiving notification that the SEC or its staff is not reviewing the Proxy Statement; or (ii) receiving notification of final resolution of any comments received from the SEC or its staff concerning the Proxy Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to cause the Proxy Statement to be mailed to the Company’s stockholders, prior to the later of (A) the termination of the Go-Shop Period or (B) the time as of which no Acquisition Proposal from an Excluded Party is pending which constitutes, or is reasonably likely to constitute, a Superior Offer. If any event relating to any of the Acquired Corporations occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then the Company shall promptly inform Parent thereof and shall promptly file such amendment or supplement with the SEC and, if appropriate, mail such amendment or supplement to the stockholders of the Company.
5.2. Company Stockholders’ Meeting.
(a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock (the “Company Stockholders’ Meeting”) for the purpose of obtaining the Requisite Stockholder Approval. The Company Stockholders’ Meeting shall be held (on a date selected by the Company and Parent) as promptly as practicable after the commencement of the mailing of the Proxy Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to call, give notice of or hold the Company Stockholders’ Meeting prior to the termination of the Go-Shop Period. The Company shall use reasonable best efforts to ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.
(b) Subject to Section 5.2(d), the Proxy Statement shall include a statement to the effect that: (i) each of the Special Committee and the Company Board: (i) has unanimously determined and believes that the Merger is advisable and fair to and in the best interests of the Company and its stockholders, and (ii) unanimously recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting; and (B) the Company Board, acting upon the recommendation of the Special Committee, has unanimously approved and adopted this Agreement and unanimously approved the Merger, in accordance with the requirements of the DGCL. (The unanimous determination by the Special Committee and the Company Board that the Merger is advisable and fair to and in the best interests of the Company and its stockholders and the unanimous recommendation of the Special Committee and the Company Board that the Company’s stockholders vote to adopt this Agreement are collectively referred to as the “Company Board Recommendation.”) The Company shall ensure that the Proxy Statement includes the opinion of the financial advisor referred to in Section 2.24.

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(c) Neither the Company Board nor any committee thereof shall: (i) except as provided in Section 5.2(d), withdraw or modify in a manner adverse to Parent or Merger Sub, or permit the withdrawal or modification in a manner adverse to Parent or Merger Sub of, the Company Board Recommendation (it being understood and agreed that the Company Board Recommendation shall be deemed to have been modified by the Company Board or any committee thereof in a manner adverse to Parent and Merger Sub if the Company Board Recommendation shall no longer be unanimous); (ii) recommend the approval, acceptance or adoption of, or approve, endorse, accept or adopt, any Acquisition Proposal; (iii) approve or recommend, or cause or permit any Acquired Corporation to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or Contract constituting or relating directly or indirectly to, or that contemplates or is intended or could reasonably be expected to result directly or indirectly in, an Acquisition Transaction, other than an Acceptable Confidentiality Agreement entered into pursuant to Section 4.3(a) or Section 4.3(d); or (iv) resolve, agree or publicly propose to, or permit any Acquired Corporation or any Representative of any Acquired Corporation to agree or publicly propose to, take any of the actions referred to in this Section 5.2(c).
(d) Notwithstanding anything to the contrary contained in clause “(i)” of Section 5.2(c), at any time prior to the adoption of this Agreement by the Requisite Stockholder Approval, the Company Board may withdraw or modify the Company Board Recommendation:
(i) if: (A) a bona fide, written Acquisition Proposal is made to the Company and is not withdrawn; (B) such Acquisition Proposal did not result from a breach in a material respect of this Agreement; (C) the Company Board, acting upon the recommendation of the Special Committee, reasonably determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that such Acquisition Proposal constitutes a Superior Offer and that, in light of such Superior Offer, the Company Board is required to withdraw or modify the Company Board Recommendation in order for the Company Board to comply with its fiduciary obligations to the Company’s stockholders under applicable Delaware law; and (D) no less than 24 hours prior to withdrawing or modifying the Company Board Recommendation, the Company Board delivers to Parent a written notice: (1) stating that the Company has received a Superior Offer that did not result from a breach in a material respect of this Agreement; (2) stating that the Company Board intends to withdraw or modify the Company Board Recommendation as a result of such Superior Offer and describing any intended modification of the Company Board Recommendation; (3) specifying the identity of the party submitting a Superior Offer and the terms and conditions of such Superior Offer; and (4) attaching copies of the most current and complete draft of any Contract relating to such Superior Offer; or
(ii) if: (A) there shall arise after the date of this Agreement any change in circumstances affecting the Acquired Corporations that does not relate to any Acquisition Proposal and that leads the Company Board to consider withdrawing or modifying the Company Board Recommendation (any such change in circumstances unrelated to an Acquisition Proposal being referred to as a “Change in Circumstances”); (B) the Company provides Parent, at least 72 hours prior to any meeting of the Company Board at which the Company Board will consider and determine whether such Change in Circumstances requires the Company Board to withdraw or modify the Company Board Recommendation, with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a reasonably detailed description of such Change in Circumstances; (C) the Company Board, acting upon the recommendation of the Special Committee, reasonably determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of

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the Company’s outside legal counsel, that, in light of such Change in Circumstances, the withdrawal or modification of the Company Board Recommendation is required in order for the Company Board to comply with its fiduciary obligations to the Company’s stockholders under applicable Delaware law; (D) no less than 72 hours prior to withdrawing or modifying the Company Board Recommendation, the Company Board delivers to Parent a written notice: (1) stating that a Change in Circumstances has arisen; (2) stating that it intends to withdraw or modify the Company Board Recommendation in light of such Change in Circumstances and describing any intended modification of the Company Board Recommendation; and (3) containing a reasonably detailed description of such Change in Circumstances; (E) throughout the period between the delivery of such notice and any withdrawal or modification of the Company Board Recommendation, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that no withdrawal or modification of the Company Board Recommendation would be legally required as a result of such Change in Circumstances; and (F) at the time of withdrawing or modifying the Company Board Recommendation, the failure to withdraw or modify the Company Board Recommendation would constitute a breach of the fiduciary obligations of the Company Board to the Company’s stockholders under applicable Delaware law in light of such Change in Circumstances (after taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(D)” above or otherwise).
(e) The Company shall ensure that any withdrawal or modification of the Company Board Recommendation: (i) does not change or otherwise affect the approval of this Agreement by the Company Board or any other approval of the Company Board; and (ii) does not have the effect of causing any corporate takeover statute or other similar statute (including any “moratorium,” “control share acquisition,” “business combination” or “fair price” statute) of the State of Delaware or any other state to be applicable to this Agreement, any of the Support Agreements or the Merger.
5.3. Company Equity Awards.
(a) Prior to the Effective Time, the Company shall cause each Company Option and Company RSU that is vested, outstanding and unexercised immediately prior to the Effective Time (including all Options and Company RSUs that vest contingent on the Merger or upon termination of service at or immediately prior to the Effective Time) (each, an “Outstanding Vested Company Award”) to be cancelled, terminated and extinguished as of the Effective Time, and upon the cancellation thereof the holder of each such Outstanding Vested Company Award shall be granted the right to receive, in respect of each share of Company Common Stock subject to such Outstanding Vested Company Award immediately prior to such cancellation, an amount (subject to any applicable withholding Tax) in cash equal to: (i) the Per Share Merger Consideration; minus (ii) with respect to a Company Option, the exercise price per share of Company Common Stock subject to such Company Option (it being understood that, if the exercise price payable in respect of a share of Company Common Stock subject to any such Company Option equals or exceeds the Per Share Merger Consideration, then the amount payable under this Section 5.3(a) with respect to such Company Option shall be zero). Each holder of an Outstanding Vested Company Award cancelled as provided in this Section 5.3(a) shall cease to have any rights with respect thereto, except the right to receive the cash consideration (if any) specified in this Section 5.3(a), without interest. Parent shall cause the cash payments described in this Section 5.3(a) to be paid promptly following the Effective Time.

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(b) At the Effective Time, each Company Option that is outstanding and unvested immediately prior to the Effective Time (each, an “Outstanding Unvested Company Option”), shall be converted into and become an option to purchase Parent Common Stock, with such conversion effected through Parent: (i) assuming such Outstanding Unvested Company Option; or (ii) replacing such Outstanding Unvested Company Option by issuing a reasonably equivalent replacement stock option to purchase Parent Common Stock in substitution therefor, in either case in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Company Equity Plan and the terms of the stock option agreement or an applicable Company Employee Agreement by which such Outstanding Unvested Company Option is evidenced. All rights with respect to Company Common Stock under Outstanding Unvested Company Options assumed or replaced by Parent shall thereupon be converted into options with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (A) each Outstanding Unvested Company Option assumed or replaced by Parent may be exercised solely for shares of Parent Common Stock; (B) the number of shares of Parent Common Stock subject to each Outstanding Unvested Company Option assumed or replaced by Parent shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Outstanding Unvested Company Option immediately prior to the Effective Time by the Conversion Ratio (as defined below), and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (C) the per share exercise price for the Parent Common Stock issuable upon exercise of each Outstanding Unvested Company Option assumed or replaced by Parent shall be determined by dividing the per share exercise price of Company Common Stock subject to such Outstanding Unvested Company Option, as in effect immediately prior to the Effective Time, by the Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (D) subject to the terms of the stock option agreement by which such Outstanding Unvested Company Option is evidenced or an applicable Company Employee Agreement, any restriction on the exercise of any Outstanding Unvested Company Option assumed or replaced by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Outstanding Unvested Company Option shall otherwise remain unchanged as a result of the assumption or replacement of such Outstanding Unvested Company Option; provided, however, that Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Outstanding Unvested Company Option assumed or replaced by Parent. The “Conversion Ratio” shall be equal to the fraction having a numerator equal to the Per Share Merger Consideration and having a denominator equal to the average of the closing sale prices of a share of Parent Common Stock as reported on NASDAQ for each of the 10 consecutive trading days immediately preceding the Closing Date (the “Average Parent Stock Price”); provided, however, that if, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or a record date with respect to any such event shall occur during such period, then the Conversion Ratio shall be adjusted accordingly.
(c) At the Effective Time, each Company RSU that is outstanding and unvested immediately prior to the Effective Time shall be converted into and become a right to be issued Parent Common Stock, with such conversion effected through Parent, at Parent’s option, either: (i) assuming such Company RSU; or (ii) replacing such Company RSU by issuing a reasonably equivalent replacement right to be issued Parent Common Stock in substitution therefor, in either case in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Company Equity Plan and the terms of the award agreement or an applicable Company Employee Agreement by which such Company RSU is evidenced. All rights with respect to Company Common Stock under Company RSUs assumed or replaced by Parent shall thereupon be converted into rights to be issued Parent Common Stock upon settlement of such assumed or replaced Company RSUs. Accordingly, from and after the Effective Time: (A) each Company RSU assumed or replaced by Parent will represent a right to be issued solely shares of Parent Common Stock upon settlement thereof; (B) the number of shares of Parent Common Stock subject to each Company RSU assumed or replaced by Parent shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Company RSU immediately prior to the

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Effective Time by the Conversion Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (C) subject to the terms of the award agreement by which such Company RSU is evidenced or an applicable Company Employee Agreement, any restriction on the issuance of shares under any Company RSU assumed or replaced by Parent shall continue in full force and effect and the term, vesting schedule and other provisions of such Company RSU shall otherwise remain unchanged as a result of the assumption or replacement of such Company RSU; provided, however, that Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company RSU assumed or replaced by Parent.
(d) Parent shall file with the SEC, no later than 15 business days after the Effective Time, a registration statement on Form S-8 relating to the shares of Parent Common Stock issuable with respect to the assumed and replaced Outstanding Unvested Company Options and outstanding unvested Company RSUs, in each case to the extent that such shares of Parent Common Stock can be registered on a Form S-8.
(e) At the Effective Time, if Parent so elects, Parent may assume any or all of the Company Equity Plans or merge any such Company Equity Plan into any equity incentive plan of Parent. If Parent elects to so assume or merge any Company Equity Plan, then, under such Company Equity Plan, Parent shall be entitled to grant stock awards, to the extent permissible under applicable Legal Requirements, using the share reserves of such Company Equity Plan as of the Effective Time (including any shares returned to such share reserves as a result of the termination of Outstanding Unvested Company Options that are assumed or replaced by Parent pursuant to Section 5.3(b)), except that: (i) stock covered by such awards shall be shares of Parent Common Stock; (ii) all references in such Company Equity Plan to a number of shares of Company Common Stock shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced shares of Company Common Stock by the Conversion Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (iii) Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to the administration of such Company Equity Plan.
(f) Prior to the Effective Time, the Company shall take all action that may be necessary (under the Company Equity Plans and otherwise) to effectuate the provisions of this Section 5.3 and to ensure that, from and after the Effective Time, holders of Company Equity Awards have no rights with respect thereto other than those specifically provided in this Section 5.3.
5.4. Employee Benefits.
(a) If Parent elects not to maintain the Surviving Corporation’s health, vacation or 401(k) plans after the Effective Time, then, subject to any necessary transition period and subject to any applicable Parent plan provisions, contractual requirements or Legal Requirements: (i) all employees of the Acquired Corporations who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) shall be eligible to participate in Parent’s health, vacation and 401(k) plans, to substantially the same extent as similarly situated employees of Parent; and (ii) for purposes of determining a Continuing Employee’s eligibility to participate in such plans (other than any sabbatical program), such Continuing Employee shall receive credit under such plans (other than any sabbatical program) for his or her years of continuous service with the Acquired Corporations prior to the Effective Time.

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(b) Parent will cause the Surviving Corporation to assume and perform its obligations under the terms of any Company Employee Agreement providing change in control benefits. Nothing in this Section 5.4 or elsewhere in this Agreement shall be construed to create a right in any Company Associate to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent. Except for Indemnified Persons to the extent of their rights pursuant to Section 5.5, no Company Associate, and no Continuing Employee, shall be deemed to be a third party beneficiary of this Agreement. Nothing in this Section 5.4(b) shall limit the effect of Section 9.8.
(c) Unless otherwise requested by Parent in writing at least two business days prior to the Closing Date, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company Board of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which shall be subject to the prior review and approval of Parent). The Company also shall take such other actions in furtherance of terminating such Company 401(k) Plan as Parent may reasonably request.
(d) Parent agrees to take all actions reasonably required to provide that its employee pension benefit plan that is intended to include a Section 401(k) of the Code arrangement shall accept rollovers from each Company 401(k) Plan, including with respect to plan loans which are outstanding at the Closing Date. If Parent seeks a favorable determination letter from the IRS in connection with the termination of the each Company 401(k) Plan, Parent agrees to permit hardship distributions in accordance with the terms of each Company 401(k) Plan between the date of such plan termination and the date distributions of assets from the trust of any Company 401(k) Plan.
(e) To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to the Merger, the Company and Parent shall consult to ensure that such notification or consultation requirements are complied with prior to the Effective Time. Prior to the Effective Time, the Company shall consult and cooperate with Parent regarding, provide Parent with the opportunity to review and comment on, and reasonably consider all comments made by Parent on, communications with Continuing Employees regarding post-Closing employment matters, including post-Closing employee benefits and compensation.
5.5. Indemnification of Officers and Directors.
(a) All rights to indemnification by the Company existing in favor of those Persons who are directors and officers of the Company as of the date of this Agreement (the “Indemnified Persons”) for their acts and omissions as directors and officers occurring prior to the Effective Time as provided (i) by applicable Legal Requirements, (ii) in the Company’s certificate of incorporation or bylaws (as in effect as of the date of this Agreement) or (iii) in any indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement), shall survive the Merger and shall continue in full force and effect for a period of six years from the date on which the Merger becomes effective.
(b) Prior to the Effective Time, Parent (or, at Parent’s option, the Company) shall purchase a prepaid, non-cancellable “tail” policy on the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (“D&O Insurance”) for a claims reporting or discovery period of at least six years from the Effective Time and otherwise on terms and conditions that are no less favorable than as provided in the Company’s existing policies as of the date hereof.

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(c) For a period of six years from the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.
(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.5.
(e) The rights of each Indemnified Person under this Section 5.5 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware law or any other applicable Legal Requirement or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.
5.6. Regulatory Approvals and Related Matters.
(a) Each party shall use reasonable best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall prepare and file: (i) the notification and report forms required to be filed under the HSR Act as promptly as reasonably practicable; and (ii) any notification or other document required to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters. The Company and Parent shall respond as promptly as reasonably practicable to: (A) any inquiries or requests received from the Federal Trade Commission (the “FTC”) or the Department of Justice (the “DOJ”) for additional information or documentation; and (B) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.
(b) Subject to Section 5.6(c), Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to consummate the Merger as soon as practicable after the date of this Agreement. Without limiting the generality of the foregoing, but subject to Section 5.6(c), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party or any of its Subsidiaries in connection with the Merger; (ii) shall use reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party or any of its Subsidiaries in connection with the Merger; and (iii) shall use reasonable best efforts to lift any restraint, injunction or other legal bar to the Merger. Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Body in connection with the Merger and in connection with any investigation or other inquiry by or before a Governmental Body relating to the Merger, including any proceeding initiated by a private Person, (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the FTC, the Antitrust Division of

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the DOJ or any other Governmental Body and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the Merger, (iii) subject to applicable Legal Requirements relating to the exchange of information, and to the extent reasonably practicable, consult with the other party with respect to information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person and/or any Governmental Body in connection with the Merger, other than “4(c) documents” as that term is used in the rules and regulations under the HSR Act, and (iv) to the extent permitted by the FTC, the DOJ or such other applicable Governmental Body or other person, give the other party the opportunity to attend and participate in such meetings and conferences.
(c) Notwithstanding anything to the contrary contained in Section 5.6 or elsewhere in this Agreement, neither Parent nor the Company shall have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries or the Acquired Corporations to dispose of or transfer any assets, or to commit to cause any of its Subsidiaries or the Acquired Corporations to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries or the Acquired Corporations to discontinue offering any product or service, or to commit to cause any of its Subsidiaries or the Acquired Corporations to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries or the Acquired Corporations to license or otherwise make available to any Person any technology, software or other Intellectual Property, or to commit to cause any of its Subsidiaries or the Acquired Corporations to license or otherwise make available to any Person any technology, software or other Intellectual Property; (iv) to hold separate or cause any of its Subsidiaries or the Acquired Corporations to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of its Subsidiaries or the Acquired Corporations to hold separate any assets or operations; (v) to make or cause any of its Subsidiaries or the Acquired Corporations to make any commitment, or to commit to cause any of its Subsidiaries or the Acquired Corporations to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Merger.
5.7. Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things reasonably necessary, proper or advisable on its part under applicable Legal Requirements and the rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Company Common Stock from NASDAQ and the deregistration of the Company Common Stock under the Exchange Act as promptly as reasonably practicable after the Effective Time. The Surviving Corporation shall use commercially reasonable efforts to cause the Company Common Stock to no longer be quoted on the NASDAQ and deregistered under the Exchange Act as soon as practicable following the Effective Time.
5.8. Notice of Certain Events. During the Pre-Closing Period, each party hereto shall promptly notify the other in writing of:
(a) any notice or other communication received by such party or any of its Subsidiaries from any Person alleging that the consent of such party is or may be required in connection with the transactions contemplated by this Agreement;

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(b) any notice or other communication received by such party or any of its Subsidiaries from any Governmental Body in connection with the transactions contemplated by this Agreement; and
(c) any Legal Proceeding commenced or asserted or to its Knowledge, threatened against, related to or involving or otherwise affecting any of the Acquired Corporations or Parent or any of its Subsidiaries, as the case may be, that if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;
provided that no notification given by any party pursuant to this Section 5.8 shall limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement.
5.9. Resignation of Officers and Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Effective Time the resignation, effective as of the Effective Time or, at the option of Parent, at a later date, of each officer and director (or similar office) of each of the Acquired Corporations (which shall not be considered a voluntary resignation for purposes of any non-employee director’s equity award agreement or any Company Employment Agreement) (it being understood that no resignation required to be obtained pursuant to this Section 5.9 shall constitute a termination of any Person’s employment, either voluntarily or involuntarily). The Company shall use commercially reasonable efforts to obtain and deliver at or prior to the Effective Time, the resignation, effective as of the Effective Time, of the Company’s Chief Executive Officer from the supervisory board (or similar body) of Intershop Communications AG.
5.10. Disclosure. Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), posting any information to any website that is generally available to the public, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Merger and, except in respect of any public statement or press release as may be required by applicable Legal Requirements or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company. Notwithstanding the foregoing, nothing in this Section 5.10 shall limit the Company’s or the Company Board’s rights under Section 4.3.
5.11. Section 16 Matters. Prior to the Effective Time, the Company and Parent shall take such reasonable steps as are required to cause the disposition or acquisition of Company Common Stock and Company Options in connection with the Merger, by each officer or director of the Company who is or will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or Parent, respectively, to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.
5.12. Stockholder Litigation. The Company shall as promptly as reasonably practicable (and in any event within 2 business days) notify Parent in writing of, and shall give Parent the opportunity to participate fully and actively in the defense and settlement of, any Stockholder Litigation. No compromise or full or partial settlement of any Stockholder Litigation shall be agreed to by the Company without Parent’s prior written consent.

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Section 6.Conditions Precedent to Obligations of Parent and Merger Sub
The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:
6.1. Accuracy of Representations.
(a) Each of the representations and warranties of the Company contained in this Agreement, other than the Specified Representations, shall be accurate as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to have or result in a Company Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) all Company Material Adverse Effect, materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.
(b) Each of the Specified Representations shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (other than any Specified Representation made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of the Specified Representations as of the foregoing dates: (i) all Company Material Adverse Effect, materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.
6.2. Performance of Covenants. All of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
6.3. Stockholder Approval. This Agreement shall have been duly adopted by the Requisite Stockholder Approval in accordance with Delaware law.
6.4. Closing Certificate. Parent shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 6.1, 6.2, 6.5 and 6.8, have been duly satisfied.
6.5. No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Company Material Adverse Effect.
6.6. Regulatory Matters.
(a) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

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(b) Any waiting period applicable to the consummation of the Merger under any applicable foreign antitrust or competition law or regulation or under any other foreign Legal Requirement shall have expired or been terminated.
(c) Any Governmental Authorization or other material Consent required to be obtained under any applicable antitrust or competition law or regulation or under any other Legal Requirement shall have been obtained and shall remain in full force and effect.
6.7. No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.
6.8. No Governmental Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is, or is threatened to, become a party or is otherwise involved, and neither Parent nor the Company shall have received any communication from any Governmental Body in which such Governmental Body indicates a material likelihood of commencing any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain from Parent or Acquired Corporations whose aggregate business represents a material portion of all of the Acquired Corporations’ business taken as a whole any damages or other relief that may be material to Parent or such Acquired Corporations; (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (d) that could materially and adversely affect the right or ability of Parent or Acquired Corporations whose aggregate business represents a material portion of all of the Acquired Corporations’ business taken as a whole to own the assets or operate the business of the Acquired Corporations; (e) seeking to compel Parent or Acquired Corporations whose aggregate business represents a material portion of all of the Acquired Corporations’ business taken as a whole to dispose of or hold separate any material assets as a result of the Merger; or (f) seeking to impose (or that could result in the imposition of) any criminal sanctions or liability on any of the Acquired Corporations or any of the officers or directors of any of the Acquired Corporations in his or her capacity as such.
Section 7.Conditions Precedent to Obligation of the Company
The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of the following conditions:
7.1. Accuracy of Representations. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any representation and warranty made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date), except where the failure of the representations and warranties of Parent and Merger Sub to be accurate would not reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Merger; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.
7.2. Performance of Covenants. All of the covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

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7.3. Closing Certificate. The Company shall have received a certificate executed by an officer of Parent confirming that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.
7.4. Stockholder Approval. This Agreement shall have been duly adopted by the Requisite Stockholder Approval in accordance with Delaware law.
7.5. Regulatory Matters.
(a) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.
(b) Any waiting period applicable to the consummation of the Merger under any applicable foreign antitrust or competition law or regulation or under any other foreign Legal Requirement shall have expired or been terminated.
(c) Any Governmental Authorization or other material Consent required to be obtained under any applicable antitrust or competition law or regulation or under any other Legal Requirement shall have been obtained and shall remain in full force and effect
7.6. No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.
Section 8.Termination
8.1. Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Requisite Stockholder Approval) by written notice of the terminating party (acting through such party’s board of directors or its designee) to the other parties:
(a) by mutual written consent of Parent and the Company;
(b) by Parent or the Company if the Merger shall not have been consummated by December 31, 2011 (the “End Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;
(c) by Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;
(d) by Parent or the Company if: (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Requisite Stockholder Approval; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to have this Agreement adopted by the Requisite Stockholder Approval is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

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(e) by Parent (at any time prior to the adoption of this Agreement by the Requisite Stockholder Approval) if a Triggering Event shall have occurred;
(f) by the Company (at any time prior to the adoption of this Agreement by the Requisite Stockholder Approval), in order to accept a Superior Offer and enter into a Specified Definitive Acquisition Agreement (as defined below) relating to such Superior Offer, if: (i) such Superior Offer shall not have resulted from a breach in any material respect of this Agreement; (ii) the Company Board, acting upon the recommendation of the Special Committee, shall have authorized the Company to enter into a binding, written, definitive acquisition agreement providing for the consummation of the transaction contemplated by such Superior Offer (the “Specified Definitive Acquisition Agreement”); (iii) the Company shall have delivered to Parent a written notice, specifying the identity of the party submitting a Superior Offer and the terms and conditions of such Superior Offer, including as an attachment a copy of the Specified Definitive Acquisition Agreement in substantially final form (it being understood that all economic and other material terms shall have been agreed to by the parties) containing the Company’s representation and warranty: (A) that the Company Board, acting upon the recommendation of the Special Committee, has authorized the execution and delivery of the Specified Definitive Acquisition Agreement on behalf of the Company and the termination of this Agreement pursuant to this Section 8.1(f); and (B) that the Company intends to enter into the Specified Definitive Acquisition Agreement contemporaneously with the termination of this Agreement pursuant to this Section 8.1(f); (iv) a period of at least four days shall have elapsed since the receipt by Parent of such notice, and the Company shall have made its Representatives reasonably available throughout such period for the purpose of engaging in negotiations with Parent regarding a possible amendment to this Agreement or a possible alternative transaction; (v) any proposal by Parent to amend this Agreement or enter into an alternative transaction shall have been considered by each of the Special Committee and the Company Board in good faith, and the Company Board, acting upon the recommendation of the Special Committee, shall have reasonably determined in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation, that the terms of the Specified Definitive Acquisition Agreement constitute a Superior Offer to the terms of this Agreement, as modified by such proposed amendment to this Agreement (or, if applicable, to the terms of any other alternative transaction); and (vi) the Company shall have paid to Parent the fee required to be paid to Parent pursuant to Section 8.3(c);
(g) by Parent if: (i) any of the Company’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement as if made on such subsequent date (other than any such representation and warranty made as of a specific earlier date) such that the condition set forth in Section 6.1(a) or Section 6.1(b) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations or warranties as of the date of this Agreement or as of any subsequent date: (A) all materiality and similar qualifications limiting the scope of such representations or warranties shall be disregarded; and (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded); (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that if an inaccuracy in any of the Company’s representations or warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by the Company is curable by the Company prior to the End Date and the Company (or such other applicable party) is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach; provided, further, that, Parent may not terminate this Agreement under this Section 8.1(g) if it is then in breach in any material respect of this Agreement; or

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(h) by the Company if: (i) any of Parent’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 7.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations or warranties as of the date of this Agreement or as of any subsequent date, all materiality qualifications limiting the scope of such representations or warranties shall be disregarded); or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations or warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by Parent is curable by Parent by the End Date and Parent is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(h) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach; provided, further, that, the Company may not terminate this Agreement under this Section 8.1(h) if it is then in breach in any material respect of this Agreement.
For purposes of Section 8.1(f), any change in the form or amount of consideration payable pursuant to a Specified Definitive Acquisition Agreement, and any other material change to the terms of any such Specified Definitive Acquisition Agreement, shall be deemed to result in a new Specified Definitive Acquisition Agreement requiring a new notice from the Company pursuant to clause “(iii)” of Section 8.1(f) and a new two business day period pursuant to clause “(iv)” of Section 8.1(f). Notwithstanding anything to the contrary contained in this Section 8.1, this Agreement may not be terminated by the Company unless any fee required to be paid by the Company at or prior to the time of such termination pursuant to Section 8.3 shall have been paid and made in full.
8.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1 this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect; (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (iii) the termination of this Agreement shall not relieve any party from any liability for any inaccuracy in or breach of any representation or warranty, or any willful breach of any covenant, obligation or other provision, contained in this Agreement.
8.3. Expenses; Termination Fees.
(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with the filing by the parties hereto of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust or competition law or regulation.

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(b) If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(d); (ii) at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or otherwise made; (iii) no Triggering Event shall have occurred between the date of this Agreement and the time of the termination of this Agreement; and (iv) within 12 months after the date of any such termination, an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is consummated or a definitive agreement contemplating an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is executed, then the Company shall pay to Parent, in cash, a non-refundable fee in an amount equal to the Designated Amount (as defined in Section 8.3(d) below).
(c) If: (i) this Agreement is terminated by Parent pursuant to Section 8.1(e), or by Parent or the Company pursuant to any other provision of Section 8.1 at any time after the occurrence of a Triggering Event; or (ii) this Agreement is terminated by the Company pursuant to Section 8.1(f), then the Company shall pay to Parent, in cash, a non-refundable fee in an amount equal to the Designated Amount.
(d) For purposes of this Section 8.3, the “Designated Amount” shall be $74,000,000; provided, however, that (i) if this Agreement is terminated pursuant to Section 8.1(f) in connection with the execution by the Company of a Specified Definitive Acquisition Agreement with a Person that is then an Excluded Party, or (ii) if this Agreement is terminated pursuant to Section 8.1(f) during the Go Shop Period, then, in the case of clauses “(i)” and “(ii),” the Designated Amount shall be $24,000,000.
(e) Any fee required to be paid to Parent pursuant to Section 8.3(b) shall be paid by the Company contemporaneously with the consummation of the Acquisition Transaction contemplated by Section 8.3(b). Any fee required to be paid to Parent pursuant to Section 8.3(c) shall be paid by the Company: (i) in the case of a termination of this Agreement by the Company, at or prior to the time of such termination; or (ii) in the case of a termination of this Agreement by Parent, within two business days after such termination.
(f) The Company acknowledges and agrees that the covenants and obligations contained in this Section 8.3 are an integral part of the Merger, and that, without these covenants and obligations, Parent would not have entered into this Agreement.
(g) If the Company fails to pay when due any amount payable under this Section 8.3, then: (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.3; and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum 300 basis points over the “prime rate” (as announced by Bank of America, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid.
Section 9.Miscellaneous Provisions
9.1. Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Merger Sub at any time (whether before or after the adoption of this Agreement by the Company’s stockholders); provided, however, that after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made, which by law requires further approval of the stockholders of the Company, without such further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and delivered by duly authorized officers of the respective parties.

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9.2. Extension; Waiver.
(a) Subject to Sections 9.2(b) and 9.2(c), at any time prior to the Effective Time, any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.
(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
9.3. No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement shall survive the Merger.
9.4. Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement (including all Exhibits and Schedules hereto) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms (it being understood that during the Pre-Closing Period, the Confidentiality Agreement Amendment shall not preclude (i) Parent from exercising its rights under this Agreement or taking any action in furtherance of or to facilitate the consummation of the Merger or (ii) planning activities performed by or consented to, or other action taken by, Parent or any of its Representatives in preparation for the Closing). This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Agreement.
9.5. Applicable Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Merger, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties irrevocably and unconditionally consents and submits to the jurisdiction of the United States District Court for the District of Delaware); (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (c) agrees that it will not bring any such action in any court other than the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties agrees that it will not bring such action in any court other than the United States District Court for the District of Delaware). Service of any process, summons, notice or document to any party’s address and in the manner set

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forth in Section 9.9 shall be effective service of process for any such action. EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MERGER. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.
9.6. Company Disclosure Schedule. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 2, and shall not be deemed to relate to or to qualify any other representation or warranty, except where it is reasonably apparent on its face from the substance of the matter disclosed that such information is intended to qualify another representation or warranty.
9.7. Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
9.8. Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the parties’ rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights, interests or obligations by any party without the other parties’ prior written consent shall be void and of no effect. Except as specifically provided in Section 5.5, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature. The parties hereto further agree that the rights of the Indemnified Persons under Section 5.5 shall not arise unless and until the Effective Time occurs.
9.9. Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent on a business day by email before 5:00 p.m. (California Time) on the day sent by email and receipt is confirmed, when transmitted; (c) if sent by email on a day other than a business day and receipt is confirmed, or if sent by email after 5:00 p.m. (California Time) on the day sent by email and receipt is confirmed, on the business day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third business day after being sent; and (e) if sent by overnight delivery via a national courier service, two business days after being delivered to such courier, in each case to the address or email set forth beneath the name of such party below (or to such other address or email as such party shall have specified in a written notice given to the other parties hereto):
if to Parent or Merger Sub:
eBay Inc.
2145 Hamilton Avenue
San Jose, California 95125
Attention: Michael R. Jacobson
Email:

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with a copy (which shall not constitute notice) to:
Dewey & LeBoeuf LLP
1950 University Avenue, Suite 500
East Palo Alto, CA 94303
Attention: Keith Flaum and Jane Ross
Facsimile: (650) 845-7333
if to the Company:
GSI Commerce, Inc.
935 First Avenue
King of Prussia, Pennsylvania
Attention: Michael R. Conn
Email: ConnM@gsicommerce.com
with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, CA 94025
United States of America
Attention: Daniel G. Kelly, Jr. and Julia K. Cowles
Facsimile: (650) 752-2007
with a copy (which shall not constitute notice) to:
Morgan, Lewis & Bockius LLP
1701 Market St.
Philadelphia, PA 19103-2921
United States of America
Attention: Richard B. Aldridge
Facsimile: (215) 963-5001
9.10. Cooperation. The parties agree to cooperate fully with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other parties to evidence or reflect the Merger and to carry out the intent and purposes of this Agreement.
9.11. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action.

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9.12. Severability. If any term or provision of this Agreement is held by a court of competent jurisdiction or Governmental Body to be invalid, void or unenforceable in any situation in any jurisdiction, such holding shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability or application of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a suitable and equitable term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
9.13. Remedies. The Company and Parent acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement required to be performed by any of the parties were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, may not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by any party of any covenant or obligation contained in this Agreement, the Company or Parent shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which such party may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. The Company and Parent hereby waive any requirement for the securing or posting of any bond in connection with any such remedy.
9.14. Construction.
(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(d) Unless otherwise indicated or the context otherwise requires: (i) any definition of or reference to any agreement, instrument or other document or any Legal Requirement in this Agreement shall be construed as referring to such agreement, instrument or other document or Legal Requirement as from time to time amended, supplemented or otherwise modified; (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and assigns; (iii) any reference herein to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement; and (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.
(e) The table of contents and headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, shall not be deemed to limit or otherwise affect any provisions hereof and shall not be referred to in connection with the construction or interpretation of this Agreement.
[Remainder of page intentionally left blank]

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In Witness Whereof, the parties have caused this Agreement to be duly executed as of the date first above written.

EBAY INC., a Delaware corporation
By:	/s/ Robert H. Swan
	Name:	Robert H. Swan
	Title:	Senior Vice President and Chief Financial Officer

GIBRALTAR ACQUISITION CORP., a Delaware corporation
By:	/s/ Brian Levey
	Name:	Brian Levey
	Title:	Vice President

GSI COMMERCE, INC., a Delaware corporation
By:	/s/ Michael R. Conn
	Name:	Michael R. Conn
	Title:	CFO, Executive Vice President — Finance

Exhibit A
Certain Definitions
For purposes of this Agreement (including this Exhibit A):
Acceptable Confidentiality Agreement. “Acceptable Confidentiality Agreement” shall mean a confidentiality agreement that: (a) does not contain any provision prohibiting or otherwise restricting the Company from making any of the disclosures required to be made by Section 4.3(c), Section 4.3(f) or any other provision of the Agreement; and (b) contains (x) employee and customer non-solicitation provisions and standstill provisions that are at least as favorable to the Company as the provisions of the Confidentiality Agreement and (y) other provisions that are at least as favorable in all material respects to the Company as the provisions of the Confidentiality Agreement.
Acquired Corporations. “Acquired Corporations” shall mean, collectively, the Company and the Company’s Subsidiaries.
Acquisition Inquiry. “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent or any of its Subsidiaries) that could reasonably be expected to lead to an Acquisition Proposal.
Acquisition Proposal. “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent or any of its Subsidiaries) contemplating or otherwise relating to any Acquisition Transaction.
Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions (other than the Merger) involving:
(a) any merger, consolidation, amalgamation, share exchange, business combination, joint venture, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing 20% or more of the outstanding securities of any class (or instruments convertible into or exercisable or exchangeable for 20% or more of any such class) of the Company Common Stock; or (ii) in which the Company issues securities representing 20% or more of the outstanding securities of the Company (or instruments convertible into or exercisable or exchangeable for 20% or more of any such class);
(b) any sale, exchange, transfer, acquisition or disposition of the equity securities of any business or businesses that constitute or account for 20% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Company;
(c) any sale, lease, exchange, transfer, license, sublicense, acquisition or disposition of the assets of any business or businesses that constitute or account for 20% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Company; or
(d) any liquidation or dissolution of the Company.

Affiliate. “Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.
Audited Balance Sheet. “Audited Balance Sheet” shall mean the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of January 1, 2011, included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011, as filed with the SEC prior to the date of the Agreement, including the notes thereto.
Book Entry Shares. “Book Entry Shares” shall mean uncertificated shares of Company Common Stock represented by a book entry.
business day. “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.
Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.
Company Affiliate. “Company Affiliate” shall mean any Person under common control with any of the Acquired Corporations within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.
Company Associate. “Company Associate” shall mean any current or former employee, independent contractor, consultant or director of or to any of the Acquired Corporations or any Affiliate of the Company.
Company Common Stock. “Company Common Stock” shall mean the Common Stock, $0.01 par value per share, of the Company.
Company Contract. “Company Contract” shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.
Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.
Company E-Commerce Platform. “Company E-Commerce Platform” shall mean the Software, hardware, and other technology that comprises the new platform currently being developed by or on behalf of GSI Commerce Solutions, Inc. (which is referred to internally by the Company as the “v 11 platform”) to provide its e-commerce products and services (including webstore, mobile webstore, commerce exchange and multi-channel, order and inventory management and processing, payment processing, and website development and operation) that enable its customers to operate e-commerce businesses and/or to integrate such e-commerce businesses with their other retail offerings.

Company Employee Agreement. “Company Employee Agreement” shall mean any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (a) any of the Acquired Corporations; and (b) any Company Associate, other than any such Contract that is terminable “at will” without any obligation on the part of any Acquired Corporation or any Company Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by any Acquired Corporation under applicable non-U.S. law.
Company Employee Plan. “Company Employee Plan” shall mean any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is maintained or contributed to, or required to be maintained or contributed to, by any of the Acquired Corporations or any Company Affiliate for the benefit of any Company Associate; or (b) with respect to which any of the Acquired Corporations or any Company Affiliate may incur or become subject to any material liability or obligation; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.
Company Equity Award. “Company Equity Award” shall mean any Company Option or any Company Stock-Based Award.
Company Equity Plans. “Company Equity Plans” shall mean (i) the Company’s 2010 Equity Incentive Plan; and (ii) the Company’s 2005 Equity Incentive Plan, amended; (iii) the Company’s 1996 Equity Incentive Plan, as amended and restated as of March 5, 2008; and (iv) the Football Fanatics, Inc. 2008 Equity Incentive Plan.
Company IT Systems. “Company IT Systems” shall mean all information technology and computer systems (including Company Service Software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data or information, whether or not in electronic format, used in or necessary to the conduct of the business of the Acquired Corporations.
Company Material Adverse Effect. “Company Material Adverse Effect” shall mean a material adverse effect on (a) the business, condition (financial or otherwise), assets, operations or financial performance of the Acquired Corporations, taken as a whole; or (b) the ability of the Company to consummate the Merger, excluding, in each case, any effect resulting from: (i) changes in the financial or securities markets or general economic or political conditions in the United States that have arisen after the date of the Agreement and do not have a disproportionate impact on the Acquired Corporations; (ii) changes in GAAP or changes in the regulatory accounting requirements applicable to any industry in which the Company operates that have arisen after the date of the Agreement and do not have a disproportionate impact on the Acquired Corporations, taken as a whole; (iii) changes (including changes in applicable Legal Requirements) or conditions arising after the date of the Agreement generally affecting the industry in which the Company operates and that do not have a disproportionate effect on the Acquired Corporations, taken as a whole; (iv) acts of war, sabotage or terrorism or natural disasters involving the United States of America occurring after the date of the Agreement that do not have a disproportionate impact on the Acquired Corporations, taken as a whole; (v) the announcement or consummation of the Merger, including any loss or adverse change in relationships with customers, suppliers, partners or employees or the initiation of litigation by any party in respect of this Agreement; (vi) any failure by the Company to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood, however, that the circumstances giving rise to any such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred or may occur); or (vii) any failure to take any action expressly prohibited by Section 4.2 for which the Company requests consent in writing and Parent denies such consent, or the taking of any specific action by the Company that Parent expressly requests in writing.

Company Option. “Company Option” shall mean each option to purchase shares of Company Common Stock from the Company, whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.
Company Owned IP. “Company Owned IP” shall mean all Intellectual Property Rights owned or purported to be owned by any of the Acquired Corporations, including all issued Patents, registered Copyrights, registered Trademarks, Patent applications and Trademark applications listed in Part 2.9(a)(i) of the Company Disclosure Schedule.
Company Preferred Stock. “Company Preferred Stock” shall mean the Preferred Stock, $0.01 par value per share, of the Company.
Company Registered IP. “Company Registered IP” shall mean all Company Owned IP that is registered, filed or issued under the authority of, with or by any Governmental Body, including all issued Patents, registered Copyrights, registered Trademarks and all applications for any of the foregoing.
Company RSU. “Company RSU” shall mean each restricted stock unit representing the right to vest in and be issued shares of Company Common Stock by the Company, whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.
Company Service. “Company Service” shall mean any service, product, system, technology, search engine or platform: (a) developed, marketed, provided, licensed or made available, directly or indirectly, by or on behalf of any Acquired Corporation; or (b) currently under development by or for any Acquired Corporation (whether or not in collaboration with another Person).
Company Service Software. “Company Service Software” shall mean any Software (regardless of whether such Software is owned by an Acquired Corporation or licensed to an Acquired Corporation by a third party) contained or included in (or that is needed for or used in the operation of) any Company Service.
Company Source Code. “Company Source Code” shall mean any source code, or any portion, aspect or segment of any source code owned by or licensed to any of the Acquired Corporations and included in any Company Service Software.
Company Stock-Based Award. “Company Stock-Based Award” shall mean any restricted stock unit or restricted stock award relating to Company Common Stock, whether granted under any of the Company Equity Plan or otherwise and whether vested or unvested.
Confidentiality Agreement. “Confidentiality Agreement” shall mean the Original Confidentiality Agreement, as amended by the Confidentiality Agreement Amendment.
Confidentiality Agreement Amendment. “Confidentiality Agreement Amendment” shall mean that certain Amendment to Mutual Nondisclosure Agreement dated as of March 18, 2011 between the Company and Parent.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
Contemplated Transactions. “Contemplated Transactions” shall mean the Merger and all actions and transactions contemplated by the Support Agreements and the Rights Agreement Amendment.
Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, settlement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.
Convertible Debt. “Convertible Debt” shall mean those certain 2.5% convertible notes of the Company due 2027.
DGCL. “DGCL” shall mean the General Corporation Law of the State of Delaware.
Divested Businesses. “Divested Businesses” shall mean those businesses of the Acquired Corporations to be divested pursuant to the Divestiture Agreement.
Divestiture Agreement. “Divestiture Agreement” shall mean that certain Stock Purchase Agreement, dated as of the date hereof, by and between eBay Inc. and NRG Commerce LLC, as such agreements may be amended or supplemented with the written consent of Parent.
Domain Name. “Domain Name” shall mean the any or all of the following and all worldwide rights in, arising out of, or associated therewith; domain names, uniform resource locators and other names and locators associated with the internet.
Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), except for title exceptions, defects, and other Encumbrances, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used by the Acquired Corporations.
Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.
ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Excluded Party. “Excluded Party” shall mean any Person from which the Company received during the Go-Shop Period a written Acquisition Proposal that: (a) remains pending as of, and shall not have been withdrawn prior to, the expiration of the Go-Shop Period; and (b) the Company Board, acting upon the recommendation of the Special Committee, reasonably determines in good faith during the 48-hour period commencing upon the expiration of the Go-Shop Period, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, constitutes or is reasonably likely to result in a Superior Offer; provided, however, that a Person that is an Excluded Party shall cease to be an Excluded Party upon the earliest of: (i) 11:59 p.m. on the date 25 days after the expiration of the Go-Shop Period; (ii) the withdrawal, termination or expiration of such Acquisition Proposal; or (iii) the time as of which such Acquisition Proposal no longer constitutes, or is not reasonably likely to result in, a Superior Offer; or (iv) in the case of a financial buyer, any change of greater than 20% of the actual or proposed equity ownership of such Excluded Party.
Executive Vice President. “Executive Vice President” shall mean any employee of an Acquired Corporation with an annual base salary as of the date of this Agreement of $350,000 or more.
Foreign Plan. “Foreign Plan” shall mean any: (a) plan, program, policy, practice, Contract or other arrangement of any Acquired Corporation mandated by a Governmental Body outside the United States; (b) Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States; or (c) Company Employee Plan that covers or has covered any Company Associate whose services are or have been performed primarily outside the United States.
GAAP. “GAAP” shall mean generally accepted accounting principles in the United States.
Governmental Authorization. “Governmental Authorization” shall mean (a) any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) any right under any Contract with any Governmental Body, and shall also include the expiration of the waiting period under the HSR Act and any required approval or clearance of any Governmental Body pursuant to any applicable foreign Legal Requirement relating to antitrust or competition matters.
Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization, including the New York Stock Exchange, NASDAQ. and the Financial Industry Regulatory Authority (FINRA).
HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
Intellectual Property Rights. “Intellectual Property Rights” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, certificates of invention and statutory invention registrations, continued prosecution applications, requests for continued examination, reexaminations, continuations and continuations-in-part thereof (“Patents”); (ii) copyrights, and registrations and applications therefor, mask works, whether registered or not, works of authorship and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated (“Copyrights”); (iii) industrial designs and any registrations and applications therefor; (iv) trade names, trade dress, slogans, all identifiers of source, fictitious business names (D/B/As), Domain Names, logos, trademarks and service marks, including all goodwill therein, and any and all common law rights, registrations and applications therefor (“Trademarks”); (v) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information, including all source code, documentation, processes, technology, formulae, customer lists, business and marketing plans, inventions (whether or not patentable) and marketing information and rights to limit the use or disclosure thereof by any Person; including databases and data collections and all rights therein (“Trade Secrets”); and (vi) any similar or equivalent rights to any of the foregoing (as applicable).
International Employee. “International Employee” shall mean any employee of any Acquired Corporation who performs services to any Acquired Corporation as an employee primarily outside of the United States.
IRS. “IRS” shall mean the United States Internal Revenue Service.
Knowledge. An Entity shall be deemed to have “Knowledge” of a fact or other matter if any executive officer of such entity has actual knowledge of such fact or other matter after reasonably inquiry.
Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, claim, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, judgment, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
Made Available to Parent. Any statement in Section 2 of the Agreement to the effect that any information, document or other material has been “Made Available to Parent” shall mean that such information, document or material was: (a) publicly available on the SEC EDGAR database by the Company in un-redacted form; (b) delivered to Parent or Parent’s Representatives via electronic mail or in hard copy form at least 72 hours prior to the execution of the Agreement; or (c) made available for review by Parent or Parent’s Representatives prior to the execution of the Agreement in the virtual data room maintained by the Company with Intralinks in connection with the Merger, (d) in the case of customer contracts, made available for review by Parent or Parent’s Representatives at the offices of the Company’s outside counsel from March 19, 2011 to March 24, 2011 or (e) in the case of corporate records, made available for review by Parent or Parent’s Representatives at the Company’s headquarters from March 19, 2011 to March 24, 2011.
Merger Consideration. “Merger Consideration” shall mean the cash consideration that a holder of shares of Company Common Stock who does not perfect his or its appraisal rights under the DGCL is entitled to receive in exchange for such shares of Company Common Stock pursuant to Section 1.5.

NASDAQ. “NASDAQ” shall mean the NASDAQ Global Select Market.
Open Source Code. “Open Source Code” shall mean any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License or Sun Community Source License.
Order. “Order” shall mean any order, writ, injunction, judgment or decree.
Original Confidentiality Agreement. “Original Confidentiality Agreement” shall mean that certain Mutual Nondisclosure Agreement dated as of November 27, 2007 between the Company and Parent.
Parent Common Stock. “Parent Common Stock” shall mean the Common Stock, $.01 par value per share, of Parent.
Person. “Person” shall mean any individual, Entity or Governmental Body.
Proxy Statement. “Proxy Statement” shall mean the proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.
Representatives. “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.
Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.
SEC. “SEC” shall mean the United States Securities and Exchange Commission.
Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.
Software. “Software” shall mean source code or object code, whether embodied in software, firmware or otherwise, and any programming and user documentation related thereto.
Specified Representations. “Specified Representations” shall mean the representations and warranties of the Company contained in Sections 2.2(a) (Certificate of Incorporation and Bylaws), 2.3(a) (Capitalization; Rights to Acquire Stock), 2.20 (Authority; Binding Nature of Agreement), 2.21 (Inapplicability of Anti-takeover Statutes), 2.22 (Vote Required), 2.24 (Fairness Opinion) and 2.26 (Company Rights Agreement) of the Agreement.
Stockholder Litigation. “Stockholder Litigation” shall mean any claim or Legal Proceeding (including any class action or derivative litigation) asserted or commenced by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, the Special Committee and/or any of the Company’s directors or officers relating directly or indirectly to the Agreement, the Merger or any related transaction (including any such claim or Legal Proceeding based on allegations that the Company’s entry into the Agreement or the terms and conditions of the Agreement or any related transaction constituted a breach of the fiduciary duties of any member of the Special Committee, any member of the board of directors of any Acquired Corporation or any officer of any Acquired Corporation).

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.
Superior Offer. “Superior Offer” shall mean a bona fide, written offer by a third party to purchase, in exchange for consideration consisting exclusively of cash or publicly traded equity securities or a combination thereof, at least a majority of the outstanding shares of Company Common Stock or all or substantially all of the consolidated assets of the Acquired Corporations, that did not result from a result of a breach of the Agreement and is on terms and conditions that the Company Board reasonably determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside counsel, after having taken into account the likelihood and timing of consummation of the purchase transaction contemplated by such offer, to be more favorable from a financial point of view to the Company’s stockholders than the Merger.
Tax. “Tax” shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body. For purposes of the Agreement, “Tax” also includes any Liability for taxes as a transferee or successor.
Triggering Event. A “Triggering Event” shall be deemed to have occurred if: (a) the Company Board or any committee thereof shall have (i) withdrawn the Company Board Recommendation; (ii) modified the Company Board Recommendation in a manner adverse to Parent; or (iii) taken, authorized or publicly proposed any of the actions referred to in Section 5.2(c) of the Agreement; (b) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement; (c) the Company Board shall have failed to reaffirm, unanimously and publicly, the Company Board Recommendation within five business days after Parent reasonably requests, in writing, that the Company Board Recommendation be reaffirmed publicly (it being understood that a request by Parent that the Company Board Recommendation be reaffirmed publicly shall be deemed reasonable if such request is made after the public announcement of an Acquisition Proposal or Acquisition Inquiry); (d) a tender or exchange offer relating to shares of Company Common Stock shall have been commenced and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer and reaffirming the Company Board Recommendation; or (e) any Acquired Corporation or any director or executive officer of the Company shall have breached in any material respect or taken any action materially inconsistent with any of the provisions set forth in Section 4.3.
Warrant. “Warrant” shall mean that certain Stock Warrant Agreement, made and entered into on May 23, 1996, by and between the Company and Hockerson-Halberstadt, Inc.